United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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SWS Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SWS GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

October 4, 2012

Dear Stockholder:

The 2012 annual stockholders’ meeting will be held at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, at 9:00 a.m., local time, on Thursday, November 15, 2012. The following pages include the notice of annual meeting and the proxy statement describing the business to be transacted at the meeting.

We are pleased to furnish our proxy materials to you primarily via the Internet. Instead of mailing printed copies of the proxy materials to each stockholder, we are mailing a Notice of Internet Availability, which contains instructions on (i) how to access your proxy materials, (ii) how each stockholder can receive a paper copy of the proxy materials, including this proxy statement, our annual report and a form of proxy card and (iii) how to access your proxy card to vote through the Internet or by telephone or mail if you receive a paper copy of the proxy materials. We believe this process will expedite your receipt of proxy materials, lower the cost of the annual meeting and help to conserve natural resources.

At the annual meeting, we will be reporting on the company’s activities and operations during its past fiscal year, and you will have an opportunity to ask questions about our operations. We hope you will attend the annual meeting personally and, if so, we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by following the instructions provided on the Notice of Internet Availability. If you do attend the annual meeting, you may, of course, withdraw your proxy if you want and vote in person.

On behalf of our Board of Directors and our management, we would like to thank you for your continued support and confidence.

Sincerely yours,

/s/ James H. Ross

James H. Ross

President and Chief Executive Officer

Enclosure

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 15, 2012

We will hold the 2012 annual stockholders’ meeting on Thursday, November 15, 2012, at 9:00 a.m., local time, at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270.

At the meeting, we will ask you to consider and vote on the following proposals:

1.	the election of ten directors to serve until the next annual meeting;

2.	to approve the SWS Group, Inc. 2012 Restricted Stock Plan (“2012 Restricted Stock Plan”);

3.	advisory approval of the company’s executive compensation;

4.	the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 28, 2013; and

5.	the transaction of such other business that may properly come before the meeting or any adjournment or postponement thereof.

If you were a stockholder at the close of business on September 17, 2012, you are entitled to receive notice of, and vote at, the annual meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at the company’s principal executive offices for a period of 10 days prior to the annual meeting. This list of stockholders will also be available for inspection at the annual meeting and may be inspected by any stockholder for any purpose germane to the annual meeting.

It is important that your shares be represented at the annual meeting. For that reason, even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy by following the instructions on the Notice of Internet Availability. If you received a paper copy of the proxy materials by mail, you may follow the instructions provided on the Notice of Internet Availability to vote by telephone, mail or the Internet. If you attend the annual meeting, you may revoke your proxy and vote in person. To help us prepare properly for your attendance at the annual meeting, we ask that you indicate on your proxy card whether you plan to attend the meeting.

By Order of the Board of Directors,

/s/ Allen R. Tubb

Allen R. Tubb

Executive Vice President, General Counsel and Secretary

Dallas, Texas

October 4, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 15, 2012: The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/78503N.

SWS GROUP, INC.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 15, 2012

For purposes of this proxy statement, references to “we,” “us,” “our,” “SWS” and the “company” mean SWS Group, Inc. collectively with all of its subsidiaries.

We are providing this proxy statement and the accompanying notice of annual meeting to our stockholders in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2012 annual meeting of stockholders to be held at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, on Thursday, November 15, 2012 at 9:00 a.m. local time, and at any adjournments or postponements thereof.

On or about October 4, 2012, we began mailing the Notice of Internet Availability to everyone who was a stockholder of record at the close of business on September 17, 2012, the record date for the annual meeting. If you received more than one Notice of Internet Availability, your shares are probably registered differently or are in more than one account.

At the annual meeting, our stockholders will be asked to consider and vote on the following proposals:

•	the election of ten directors to serve until the next annual meeting;

•	to approve the SWS Group, Inc. 2012 Restricted Stock Plan;

•	advisory approval of the company’s executive compensation;

•	the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 28, 2013; and

•	the transaction of such other business that may properly come before the meeting or any adjournment or postponement thereof.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

All stockholders of record at the close of business on September 17, 2012 are entitled to vote on the matters presented at the annual meeting or any adjournment or postponement thereof. At the close of business on September 17, 2012, there were 32,877,467 shares of our common stock issued and outstanding and entitled to vote. Each stockholder will have one vote for each share of our common stock owned of record at the close of business on September 17, 2012.

Election of Directors

Votes may be cast in favor of, or withheld from, a director nominee. Votes that are withheld from any director nominee will be counted in determining whether a quorum has been reached but will not affect the outcome of the vote.

Assuming a quorum is present (that is, the holders of a majority of the issued and outstanding shares of common stock entitled to vote are present in person or by proxy), director nominees must receive the affirmative vote of a plurality of the votes entitled to vote present in person or by proxy in order to be elected to the Board. A plurality means receiving more votes than any opposing candidate regardless of whether any candidate receives a majority of the votes cast.

In the election of directors, stockholders are not entitled to cumulate their votes or vote for a greater number of persons than the number of director nominees named in this proxy statement.

2012 Restricted Stock Plan

The approval of the 2012 Restricted Stock Plan will be determined by the affirmative vote of at least a majority of votes cast on the proposal, provided the total votes cast on the proposal represent over 50% of the voting power of all shares of our common stock outstanding and entitled to vote on the proposal.

Other Matters

The approval of any other matters that may properly come before the annual meeting will be determined by the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote, assuming a quorum is present.

Stockholder Voting

In addition to voting at the annual meeting, you may vote over the Internet at http://materials.proxyvote.com/78503N, or if you requested paper copies of the proxy materials, you may vote by telephone or by mail, as indicated on the Notice of Internet Availability. If you do attend the annual meeting, you may, of course, withdraw your proxy if you want and vote in person. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your bank, broker or holder of record to obtain a legal proxy and bring it to the annual meeting in order to vote. If you receive more than one set of proxy materials, then your shares are likely held in more than one account. Please vote all of your shares.

If you vote by proxy, the individuals named in the proxy (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted (1) for or withheld from all, some or none of the nominees for director; (2) for, against or abstain from the approval of the 2012 Restricted Stock Plan; (3) for, against or abstain from the advisory approval of the company’s executive compensation and (4) for, against or abstain from the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 28, 2013. If you vote by proxy without indicating any instructions, your shares will be voted:

•	FOR the election of the ten nominees for directors;

•	FOR the approval of the SWS Group, Inc. 2012 Restricted Stock Plan;

•

FOR the approval, on an advisory basis, of the compensation programs of our named executive officers, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related tabular and narrative disclosures; and

•	FOR the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 28, 2013.

We do not anticipate that any other matters will come before the annual meeting, but if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum for the meeting, even if you abstain from voting on some or all matters introduced at the meeting. Broker non-votes are also counted as present for establishing a quorum for the meeting. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions

Any stockholder who is present at the annual meeting, either in person or by proxy, who abstains from voting, will still be counted for purposes of determining whether a quorum exists for the meeting. An abstention will not be counted as an affirmative or negative vote in the election of directors and will have no effect on the outcome of the vote with respect to this proposal. However, the proposal to approve the 2012 Restricted Stock Plan, the proposal related to the advisory approval of the company’s executive compensation and the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 28, 2013 each must be approved by the affirmative vote of the holders of a majority of the voting securities present, in person or by proxy, and entitled to vote on such matters. As a result, an abstention with respect to any of these three proposals will be counted as present for purposes of determining the presence of a quorum and therefore will have the effect of a “no vote.”

Voting Procedures: Broker “Non-Votes”

Each stockholder of record is entitled to one vote for each share registered in the stockholder’s name with respect to each matter to be voted on at the meeting. A “stockholder of record” is a person or entity who holds shares on the record date that are registered in that stockholder’s name on the records of the company’s transfer agent. A person or entity that holds shares through a broker, bank or other nominee is considered a “beneficial owner” of the shares.

If your shares are held in a brokerage account and you do not vote, your brokerage firm could:

•	vote your shares, if permitted by applicable rules; or

•	leave your shares unvoted.

Under applicable rules, brokers who hold shares on behalf of a beneficial owner have the authority to vote on routine matters. However, brokers do not have the authority to vote on non-routine matters unless they have received voting instructions from the beneficial owners. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions. Similarly, in the absence of your specific instructions, brokers may not vote your shares on the 2012 Restricted Stock Plan or the advisory approval of the company’s executive compensation. Please provide instructions to your broker regarding the voting of your shares on each of these proposals.

Broker non-votes are considered present for purposes of determining the existence of a quorum for the meeting, but with respect to a non-routine matter, broker non-votes will not be counted in determining the number of votes cast for that proposal. Therefore, broker non-votes will not impact the outcome of the election of directors, the 2012 Restricted Stock Plan or the advisory approval of the company’s executive compensation.

Householding

U.S. Securities and Exchange Commission (“SEC”) rules and Delaware law permit us to mail the Notice of Internet Availability in one envelope to all stockholders residing at the same address if certain conditions are met. This is called householding and can result in savings of paper and mailing costs. SWS Group, Inc. households all Notices of Internet Availability mailed to stockholders.

If you choose not to household, you should send a written request (including your name and address) within 60 days after the mailing of the Notice of Internet Availability to our Corporate Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the Notice of Internet Availability, or a copy of our annual report or proxy statement for members of your household, you may contact SWS Group, Inc., Attn: Corporate Secretary, 1201 Elm Street, Suite 3500, Dallas, Texas 75270 or by calling (214) 859-6629. We will deliver promptly upon written or oral request a separate copy of the proxy statement or Notice of Internet Availability at a household to which a single copy of the Notice of Internet Availability was delivered. Stockholders residing at the same address who are receiving multiple copies of our Notice of Internet Availability or the proxy statement and annual report may request householding in the future by contacting our Corporate Secretary at the address or phone number set forth above.

Revocability of Proxies

You may revoke your proxy at any time before the annual meeting for any reason. To revoke your proxy before the meeting, deliver a later dated proxy or written instruction to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270. You may also come to the annual meeting and change your vote in writing. Merely attending the annual meeting does not revoke your proxy.

Expenses

This proxy solicitation is made by the Board on behalf of the company. We will bear all expenses in connection with this solicitation, including the cost of preparing, printing and mailing proxy materials. Proxies may be solicited by directors, officers and other employees, by Internet, telephone or otherwise, without additional compensation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common stock and will reimburse those brokerage firms, nominees, custodians and fiduciaries and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

Internet Availability of Proxy Materials

Under the rules of the SEC, we are furnishing proxy materials to stockholders primarily through the Internet instead of mailing printed copies of those materials to each stockholder. On or about October 4, 2012, we mailed to stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including the proxy statement and our annual report. The Notice of Internet Availability also instructs you how to access the proxy card to vote through the Internet.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the company’s proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

OUR COMPANY

We are a full-service securities and banking firm delivering a broad range of investment, commercial banking and related financial services to our clients, which include individual, corporate and institutional investors, broker/dealers, governmental entities and financial intermediaries. We are a Delaware corporation and we were incorporated in 1972. Our principal executive offices are located at 1201 Elm Street, Suite 3500, Dallas, Texas 75270. Our telephone number is (214) 859-1800 and our company website is www.swsgroupinc.com.

CORPORATE GOVERNANCE

General

We manage our business under the direction of the Board. The Board meets at least quarterly during the year to establish strategies and polices for the company, to review significant developments and to act on matters requiring Board approval. The Board held eight meetings during fiscal 2012. Each director attended at least 80% of the Board and committee meetings in fiscal 2012, during the period each director served.

The Board has a practice of separating the offices of Chairman and Chief Executive Officer (“CEO”) to ensure the Chairman is fully independent of management. The Board believes it is important to maintain flexibility in the Board leadership structure and has had different leadership structures in place in the past depending on the company’s needs at the time, but firmly supports having the Chairman role separate from the role of CEO at this time. On March 1, 2012, the Board adopted and approved certain amendments to our by-laws that did not require stockholder approval and, among other things, separated the offices of the Chairman of the Board and the CEO, added a description of the duties of the Chairman of the Board and revised the description and duties of the CEO.

We have a Nominating/Corporate Governance Committee to consider and recommend candidates for Board vacancies, actively recruit qualified candidates, review and make recommendations regarding committee assignments and committee structure, and assist the Board in developing and implementing corporate governance practices and policies.

The Board has adopted a comprehensive set of Corporate Governance Guidelines that address a number of important governance issues, including director independence, as well as matters such as criteria for Board membership, expectations regarding attendance and participation at meetings, committee responsibilities, management succession planning, and annual Board self-evaluation. We have published these guidelines on the Corporate Governance page of our website, which can be accessed at www.swsgroupinc.com. In addition, a copy of our guidelines may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Director Independence and Related Matters

The Board is comprised of a majority of directors who qualify as “independent,” as defined in the listing standards of the New York Stock Exchange (the “NYSE”). In determining independence, the Board affirmatively determines on an annual basis whether any director has a “material relationship” with the company that would impair the director’s independence from management. When assessing the “materiality” of a director’s relationship with the company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation.

The Board has affirmatively determined that the following members of the Board are “independent,” as defined in the NYSE’s listing standards and the rules of the SEC, and that no material relationship exists between the company and each listed director outside their service as a member of the Board: Brodie L. Cobb, J. Taylor Crandall, Christie S. Flanagan, Gerald J. Ford, Larry A. Jobe, Frederick R. Meyer, Tyree B. Miller and Joel T. Williams III. In making its determination, the Board considered the transactions with certain related persons disclosed in the section entitled “Certain Relationships and Related Transactions” in this proxy statement.

The non-management directors of the Board meet in executive session during each of the Board’s regularly scheduled meetings without any management directors and any other members of management present. The Board annually selects an independent director to serve as the lead director to preside at our regularly scheduled executive sessions of our non-management directors. The Board selected Mr. Meyer, an independent director, to serve as lead director until November 2011 when he became non-executive Chairman of the Board. The Chairman now presides at executive sessions of our non-management directors.

Committees of the Board of Directors

The Board has implemented formal charters setting forth the powers and responsibilities of each of the Audit, Compensation and Nominating/Corporate Governance Committees. The current copies of all three charters may be accessed on the Corporate Governance page of our website at www.swsgroupinc.com. In addition, a copy of each charter may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Compensation Committee: The Compensation Committee is comprised of three non-employee directors, each of whom is “independent,” as independence is defined in the NYSE’s listing standards. The Compensation Committee determines the salaries of our executive officers, assists in determining the salaries of other personnel, oversees the grant of awards under our restricted stock plan and performs other similar functions. The Compensation Committee may form and delegate its authority to subcommittees, when appropriate. The Compensation Committee held ten meetings during fiscal 2012 and is comprised of Messrs. Cobb (chairman), Flanagan, and Jobe. Mr. Meyer also served on the Compensation Committee until June 2012, at which time Mr. Flanagan became a member of the committee. In fiscal 2012, each committee member attended at least 90 percent of all committee meetings that occurred during their term.

Audit Committee: The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is comprised of four non-employee directors, each of whom is “independent,” as independence is defined in the NYSE’s listing standards and applicable SEC rules. The Audit Committee assists the Board in monitoring the integrity of our financial statements, our independent accountant’s qualifications and independence, the performance of our internal audit function and our compliance with legal and regulatory requirements. The Audit Committee held nine meetings during fiscal 2012 and is comprised of Messrs. Jobe (chairman), Flanagan, Miller and Williams. Mr. Meyer also served on the Audit Committee until November 2011, at which time Messrs. Miller and Flanagan became members of the committee. In fiscal 2012, each committee member attended at least 88% of all committee meetings that occurred during their term. The Board has determined that Mr. Jobe is an “audit committee financial expert” as defined by the SEC.

The responsibilities of the Audit Committee include appointing an independent registered public accounting firm to be engaged as our independent accountants. Additionally, and as appropriate, consulting with our management, our internal audit personnel and the independent accountants, the Audit Committee reviews, evaluates and discusses the following:

•	the plan for, and the independent accountants’ report on, each audit of our financial statements;

•	regulatory matters that may have a material impact on our financial statements and our compliance policies; and

•	the appropriateness of our accounting policies, changes in accounting principles and their impact on our financial statements.

In fiscal 2012, the Audit Committee reviewed and confirmed the formal charter setting forth the powers and responsibilities of the Audit Committee.

Nominating/Corporate Governance Committee: The Nominating/Corporate Governance Committee is comprised of three non-employee directors, each of whom is “independent,” as independence is defined in the NYSE’s listing standards. The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending to the Board qualified director nominees to be proposed for election at the annual meeting of stockholders, recommending to the Board directors to be appointed to the various committees of the Board and developing and recommending to the Board effective corporate governance practices and policies. The Nominating/Corporate Governance Committee held seven meetings during fiscal 2012 and is comprised of Messrs. Crandall, Ford and Williams (chairman). Mr. Meyer also served on the Nominating/Corporate Governance Committee until November 2011. In fiscal 2012, each committee member attended at least 85% of all committee meetings that occurred during their term.

The Nominating/Corporate Governance Committee reviews the composition of the Board and whether the addition of directors with particular experience, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy or it is determined that a director possessing particular experience, skills, or characteristics would make the Board more effective, the Nominating/Corporate Governance Committee initiates a search. As a part of the search process, the committee may consult with other directors and members of management, and may hire a search firm to assist in identifying and evaluating potential candidates. The Nominating/Corporate Governance Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. When considering a candidate, the Nominating/Corporate Governance Committee reviews the candidate’s experience, skills, and characteristics. Specifically, candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Our Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group that collectively can best serve the long-term interest of our employees, customers, and stockholders.

While there is no formal Board policy with regards to diversity, the Board considers diversity in terms of experience, gender, ethnicity, color and age, with the goal of obtaining diverse perspectives. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and our needs each year and at any time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based solely on gender, ethnicity, color, age, or similar factors.

The Nominating/Corporate Governance Committee considers nominees recommended by our stockholders within a reasonable time prior to the annual meeting. Pursuant to our amended by-laws, any stockholder who wishes to submit a business proposal and/or nomination must include certain information relating to such stockholder (and the beneficial owner, if any, on whose behalf the business proposal or nomination is being made), the business, if any, proposed to be brought before the meeting, and the nominee, if any, being submitted for election to our Board. Our amended by-laws also set forth a time period during which such notice must be delivered. Stockholders wishing to submit such a recommendation should send the nominee’s name, business and management experience, and all other required information regarding the nominee to the Nominating/Corporate Governance Committee, c/o SWS Group, Inc., Attn: General Counsel, 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Board Oversight of Business Risk

Our management is primarily responsible for managing our business risks. Management manages business risk primarily through risk management committees assigned to oversee specific areas of risk. The Board’s oversight of major risks occurs at both the full Board level and the Board committee level. The Board and its committees use the following procedures to monitor and assess risks:

The Board: In an effort to assist the company in managing enterprise risk, in fiscal 2010, the Board authorized the company to engage a third party consultant to perform an analysis of the company’s enterprise risk management process. In fiscal 2011, based on the consultant’s analysis and the Board’s recommendations, the company created an enterprise risk management program and committee. Enterprise risk is viewed as the threat from an event, action or loss of opportunity that, if it occurs or has occurred, may adversely affect any, or any combination of, our company objectives, business strategies, business model, regulatory compliance, reputation and existence. During fiscal 2012, the company continued utilizing consulting services to improve risk management processes, procedures and reporting.

The CEO, members of senior management, and other personnel and advisors, as requested by the Board, report on our financial and operating strategies, as well as related risks, at regular meetings of the Board. Based on these reports, the Board requests follow-up data and presentations to address its specific concerns and recommendations. As necessary, information from the risk committees is provided to the Board.

The Audit Committee: In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing our major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with our management, as well as our Internal Audit Department (including in executive sessions), our policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, our internal control over financial reporting from our Internal Audit Department and members of management responsible for disclosure controls. In addition, the Audit Committee receives the independent auditor’s assessment of our internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud, including procedures for the submission of anonymous reports. At each of its regular meetings, the Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk.

The Nominating/Corporate Governance Committee: The Nominating/Corporate Governance Committee receives updates and advice from management and outside advisors regarding our procedures for complying with corporate governance regulations, as well as with respect to our governance structure. This committee also reviews the company’s Corporate Governance Guidelines at least annually to further the company’s goal of providing effective governance.

The Compensation Committee: The Compensation Committee receives management updates and advice on the ongoing advisability of our compensation practices. The Compensation Committee is aware of the need to routinely assess our compensation policies and practices as they relate to our risk management and how our compensation policies and practices affect risk taking by our employees. The Compensation Committee has determined that the compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our financial position and results of operations. The Compensation Committee also assists the Board with its annual review of succession planning.

The Compensation Committee has the authority to retain a compensation consultant to be used to assist in the evaluation of officer and Board compensation. In October 2011, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), to serve as the Compensation Committee’s outside compensation consultant. Mercer was asked by the Compensation Committee to conduct a competitive compensation assessment and review incentive compensation programs and recommend enhancements where appropriate. Mercer was retained after the Compensation Committee completed its initial decision making on fiscal 2012 compensation. However, Mercer did make transitional recommendations regarding the deferral period for cash incentive awards and a one-time restricted stock award that were adopted by the Compensation Committee during fiscal 2012. In addition, Mercer provided recommendations for a new executive compensation plan starting in fiscal 2013.

The Compensation Committee has used the information provided by Mercer to inform, as opposed to determine, the Compensation Committee’s decisions and to assist it in applying a long-term approach for the company’s compensation programs. While the Compensation Committee weighs heavily on the information provided by the third party consultant, its decisions are ultimately made on its own assessment of the information provided to it in the context of the totality of the company’s circumstances at any given point in time. Additional details regarding the work performed by Mercer as well as the Compensation Committee’s related determinations can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

Board Attendance at Annual Meetings

Although we do not have a formal policy that requires Board members to attend the annual meeting of stockholders, attendance is encouraged and all of our directors attended the 2011 annual meeting.

Communications with the Board

Stockholders and interested parties may communicate directly with the Board, including non-management members of the Board. All communications to the Board should be directed to our Corporate Secretary and should prominently indicate on the outside of the envelope that the communication is intended for a specific member of the Board or the non-management members of the Board as a group. Each communication intended for the Board and received by the Corporate Secretary will be promptly forwarded to the specified party following its clearance through normal security procedures. The communications will be opened for the purpose of ensuring that matters are handled timely and expeditiously. The address for communications with the Board is as follows: Corporate Secretary, SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Code of Business Conduct and Ethics

We have adopted a corporate Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors and employees. The Code of Ethics is intended to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely, and understandable disclosure in the reports and documents that we file with, or submit to, the SEC and in all other public communications made by us;

•	compliance with applicable governmental laws, rules, and regulations;

•	prompt internal reporting of violations of the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

The Code of Ethics is a product of our commitment to honesty. You may access the Code of Ethics on the Corporate Governance page of our website at www.swsgroupinc.com. In addition, a copy of the Code of Ethics may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270. Any amendments to the Code of Ethics and any waivers that are required to be disclosed by the rules of the SEC and the NYSE will be posted on our corporate website.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees For Director

Our Board has nominated the persons listed below for election to the Board. On July 29, 2011, we entered into a $100.0 million Credit Agreement (the “Credit Agreement”) with Hilltop Holdings Inc. (“Hilltop”) and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (collectively, “Oak Hill”). This transaction is discussed in more detail in the section of this proxy statement titled “Certain Relationships and Related Transactions.” In conjunction with our entry into the Credit Agreement, we also entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Hilltop and Oak Hill that provides, among other things, each of these investors with the right to designate one representative to our Board for so long as Hilltop or Oak Hill, as applicable, continues to beneficially own 9.9% or more of our outstanding common stock. Effective July 29, 2011 and pursuant to this right, our Board elected Mr. Gerald J. Ford and Mr. J. Taylor Crandall as directors of the company. Messrs. Ford and Crandall are also being nominated for election to the Board in accordance with the Investor Rights Agreement. Other than the Investor Rights Agreement, there are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

James H. Ross (age 62)

Mr. Ross was named President, Chief Executive Officer and a member of the Board of SWS Group, Inc. on October 28, 2010. Prior to October 28, 2010, Mr. Ross had served as interim CEO and a member of the Board since August 18, 2010. He previously served as Executive Vice President since November 2004 and, in September 2007, was elected President and Chief Executive Officer of Southwest Securities, Inc. (“Southwest Securities”). Mr. Ross served as the Director of the Private Client Group at Southwest Securities from March 2004 to March 2008. He served as CEO of SWS Financial Services, Inc. from March 2004 to April 2011. Mr. Ross came to Southwest Securities in 2004 to head the Private Client Group’s brokerage office in Dallas, Texas. Prior to coming to Southwest Securities, Mr. Ross was with UBS Paine Webber, where, from April 1991 to December 2003, Mr. Ross held various positions ranging from financial advisor to branch manager. He began his securities industry career in 1975. The Board concluded that Mr. Ross should serve as a director of the company for the following reasons: (i) he has broad and extensive experience in the securities industry and its regulatory environment; (ii) he has successfully managed our principal broker/dealer subsidiary including the management of senior level staff and profit centers and (iii) he also has significant experience with sales and marketing, strategic planning and mergers and acquisitions.

Robert A. Buchholz (age 52)

Mr. Buchholz has served as a director since May 2008. Mr. Buchholz is the Chief Financial Officer of the Episcopal School of Dallas, an independent school serving Pre-K to 12th grade students. He has served in that capacity since October 2011. Mr. Buchholz is Chairman of the Board and founder of Town Center Holdings, Inc. in Dallas, Texas. Town Center Holdings, Inc. is the former parent company of Town Center Bank. Town Center Bank merged with Independent Bank of McKinney, Texas on July 30, 2010. Before organizing Town Center Bank in 2003, Mr. Buchholz was a practicing attorney in North Carolina. Prior to entering the legal field, Mr. Buchholz served as an officer of Southwest Securities Group, Inc. (now SWS Group, Inc.) in Dallas from 1985 to 1995, advancing to President and serving as a member of the Board. He is also a former certified public accountant. Mr. Buchholz is a director of Blue Sky Technologies, Inc. He is a member of the Business Honors Program Advisory Council of the University of Texas at Austin. Mr. Buchholz is the son of Mr. Don A. Buchholz, our former Chairman of the Board who did not seek reelection on November 17, 2011. The Board concluded that Mr. Buchholz should serve as a director of the company for the following reasons: (i) his role as the Chairman and founder of Town Center Bank allows him to assist the Board with the oversight of our bank and its interaction with various regulators; (ii) as a former director and executive officer of the company, he is well versed in the business of our broker/dealer and its oversight by multiple regulators; (iii) he brings both legal and accounting expertise to the Board from his prior professional experience as an attorney and a certified public accountant and (iv) as a past executive of the company and a recent executive of Town Center Bank, he is capable of assisting the Board with oversight of senior level management, as well as oversight of the company’s business policies.

Brodie L. Cobb (age 51)(2)

Mr. Cobb has served as a director since 1999. He is the founder, CEO and Managing Director of San Francisco-based The Presidio Group, a specialty advisory firm focusing on mergers and acquisitions, private financings and wealth management, where he has served from 1997 to the present. Mr. Cobb’s previous experience includes serving as a Vice President at Montgomery Securities from 1995 to 1997 and as an Associate at Credit Suisse First Boston LLC from 1992 to 1995. The Board concluded that Mr. Cobb should serve as a director of the company for the following reasons: (i) as a founder and managing director of The Presidio Group, he provides expertise in overseeing senior management and (ii) he is frequently called upon to share his expertise with the full Board on strategic planning.

J. Taylor Crandall (age 58)(3)

Mr. Crandall is a founding Managing Partner of Oak Hill Capital Partners III, L.P and has been part of the firm since 1986. He has senior responsibility for originating, structuring and managing investments for the firm’s Media and Telecom and Technology industry groups. Mr. Crandall has also served as Chief Operating Officer of Keystone, Inc., the primary investment vehicle for Robert M. Bass. Prior to joining Oak Hill Capital, Mr. Crandall was a Vice President with the First National Bank of Boston. Mr. Crandall serves on the Board of Directors of RSC Holdings, Inc., Local TV LLC, SVTC Technologies, Security Networks, LLC and ViaWest, Inc. Mr. Crandall is the secretary-treasurer of the Anne T. and Robert M. Bass Foundation, the trustee of the Lucile Packard Foundation for Children’s Health and currently serves on the boards of trustees of the Cystic Fibrosis Foundation, The Park City Foundation and the U.S. Ski and Snowboard Team Foundation. Mr. Crandall earned a B.A. degree, magna cum laude, from Bowdoin College, where he has served on the Board of Overseers. Mr. Crandall also received an honorary doctorate in humane letters from Bowdoin College in 2010. The Board concluded that Mr. Crandall should serve as a director of the company for the following reasons: (i) his experience in finance and accounting controls; (ii) his experience in management and board governance, including his experience originating, structuring, managing and overseeing investments as Managing Partner of Oak Hill and (iii) his experience as Chief Operating Officer of Keystone, Inc. and Vice President of First National Bank of Boston, as well as his experience serving on the Board of Directors of several public and private companies.

Christie S. Flanagan (age 74)(1)(2)

Mr. Flanagan has practiced law since 1962 and has been Counsel to Hunton & Williams, LLP, of Dallas since April 2007. From 2002 to 2007, he was Of Counsel to Jenkens & Gilchrist where he also practiced from 1968 to 1994, including serving as head of the Corporate/Securities Section and as Managing Partner. From 1994 to 2002, Mr. Flanagan was Executive Vice President and General Counsel of California Federal Bank and its predecessor, First Nationwide Bank, San Francisco, California. He has a BBA degree from the University of Notre Dame with a major in accounting and a minor in finance, and he has been a licensed attorney since 1962. Further, Mr. Flanagan has served as executive vice president and general counsel for several banks or financial institutions during his career. The Board concluded that Mr. Flanagan should serve as a director of the company for the following reasons: (i) he has significant industry knowledge and experience in dealing with legal, financial, accounting and regulatory matters; (ii) his work experience as Executive Vice President and General Counsel for several banks or financial institutions and (iii) his extensive legal knowledge of corporate, securities, and banking laws and regulations.

Gerald J. Ford (age 68)(3)

Mr. Ford has served as Chairman of the Board of Hilltop since August 2007 and has served as a director of Hilltop since June 2005. He served as interim CEO of Hilltop from January 1, 2010 until March 11, 2010. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the southwestern United States, over the past 35 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and CEO until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and CEO of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. Mr. Ford also serves as Chairman of the Board of Pacific Capital Bancorp and as a board member for McMoRan Exploration Co., Freeport McMoRan Copper and Gold Inc., and Scientific Games Corporation. Mr. Ford also currently serves on the Board of Trustees of Southern Methodist University and is the Managing Partner of Ford Financial Fund, L.P., a private equity fund. Mr. Ford previously served as a director of Triad Financial Corporation and Chairman of the Board of First Acceptance Corporation. The Board concluded that Mr. Ford should serve as a director of the company for the following reasons: (i) his extensive banking industry experience and educational background, which provide him with significant knowledge in dealing with financial, accounting and regulatory matters; (ii) his experience as a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 35 years and (iii) his service on the board of directors and audit and corporate governance committees of a variety of public companies, which gives him important insights into the role of the board of directors.

Larry A. Jobe (age 72)(1)(2)

Mr. Jobe has served as a director since July 2005. Mr. Jobe, a certified public accountant, is founder and Chairman of the Board of Legal Network, Ltd. and founder and President of P 1 Resources, L.L.C., both Dallas, Texas based companies. Mr. Jobe founded Legal Network, Ltd., a company that provides litigation support, temporary support staff and contract attorneys to law firms and corporate legal departments, in 1993. In 1994, he founded P 1 Resources, L.L.C., which provides engineering and light industrial staffing services to the construction industry. Mr. Jobe was affiliated with Grant Thornton LLP from 1961 to 1969 and from 1973 to 1991, serving as Managing Partner of the Dallas office from 1973 to 1986 and as Regional Managing Partner of the Southwest Region from 1983 to 1991. From 1969 to 1972, Mr. Jobe served as the United States Assistant Secretary of Commerce for Administration. Mr. Jobe currently serves as Chairman of the Board of Directors of Independent Bank of Texas and as a member of the Board of Directors and Audit Committee chairman of U.S. Home Systems, Inc., a home remodeling and specialty home improvement company, and Mannatech Incorporated, a global wellness solutions company. The Board concluded that Mr. Jobe should serve as a director of the company for the following reasons: (i) Mr. Jobe, the chairman of our Audit Committee, brings extensive accounting and audit skills to the Board from his 26 years of experience at Grant Thornton LLP; (ii) as a founder and head of Legal Network, Ltd. and P 1 Resources, L.L.C., he has gained extensive experience in managing senior executives and the overall profitability of a company and (iii) his experience on other public and non-public boards brings important executive management experience to the Board.

Tyree B. Miller (age 59)(1)

Mr. Miller has been in private equity and money management since 2004 and has served as the President of A.G. Hill Partners, LLC since 2009. He formerly served as a venture partner of Austin Ventures, a private equity fund located in Austin, Texas, from 2005 to 2008, and as Chairman and Director of Paymetric, Inc., a payment processing technology company, from 2004 to 2008. From 1976 to 2004, Mr. Miller worked at Bank One Corporation, a company that merged with JP Morgan/Chase in 2004. During his employment at Bank One Corporation, he served as President and CEO of Global Treasury Services from 2000 to 2004 and as Chairman and CEO of Bank One Texas, NA from 1998 to 2000. Mr. Miller also serves on the Board of Directors and Audit Committee chairman of A.H. Belo Corporation, a public company, on the Investment Sub-Committee of Texas Health Resources, as Director of COMM Group, Inc., an online travel company, as an Advisory Director of Colonnade Advisors, LLC, and on the Executive Board of the Cox School of Business at Southern Methodist University. His previous experience includes serving as a Director and member of the Compensation Committee of PreCash, Inc. in Houston, Texas from 2005 to 2010, and as Director and member of the Audit and

Compensation Committees of Corillian, Inc., from 2005 until 2007. The company’s Board of Directors concluded that Mr. Miller should serve as a director of the company for the following reasons: (i) his experience in private equity and money management; (ii) his 28 years of work experience in the banking industry in various high ranking and supervisory positions at Bank One (merged with JP Morgan/Chase) and (iii) his experience as a director and audit and compensation committee member of several companies.

Dr. Mike Moses (age 60)

Dr. Moses has served as a director since March 2006. Dr. Moses serves as Senior Education Advisor for Raise Your Hand Texas, a non-profit educational advocacy organization. From November 2004 to July 2006, he served as Vice Chairman of the Board of Directors for Higher Ed Holdings, LLC, which develops education programs for teachers and administrators and is focused on improving teacher training and redesigning high schools throughout the nation. Prior to joining Higher Ed Holdings, LLC, Dr. Moses was affiliated with the Dallas Independent School District, serving as its General Superintendent from January 2001 to August 2004. From 1995 to 1999, Dr. Moses served as Texas Commissioner of Education, appointed twice by then Texas Governor George W. Bush. In 1999, he joined the Texas Tech University System as Deputy Chancellor where he served until December 2000. Dr. Moses serves on the board of Scientific Learning Corporation, a producer of reading and language intervention programs for Pre-K through 12th grade schools. Dr. Moses served on the Board of Directors and as a member of the Audit Committee of Trammell Crow Company, a real estate property management company until its sale in 2007 to CB Richard Ellis. The Board concluded that Dr. Moses should serve as a director of the company because his positions as General Superintendent of Dallas Independent School District and Texas Commissioner of Education bring strong administrative, finance and executive management oversight expertise to the Board.

Joel T. Williams III (age 64)(1) (3)

Mr. Williams has served as a director since November 2009. Mr. Williams, an attorney, has been the President of Bristol Investment Company, Inc., a private investment firm, since 1985. He formerly served as President and CEO of Texas Federal Financial Corporation, a savings and loan holding company, prior to its sale in 1984. A long time advocate and volunteer for Children’s Medical Center, Mr. Williams served as its Chairman from 1993 to 2000, and Chairman of its holding company, Children’s Health Services of Texas, from 2000 to 2003. He currently serves as Chairman Emeritus of Children’s Health Services of Texas and on the Executive Committee of Children’s Medical Center Foundation. He is the founder and has been the President of Passion for Children’s Inc., a not-for-profit corporation that raises money exclusively for Children’s Medical Center. Mr. Williams has demonstrated his commitment to excellence by earning a Governance Fellowship with the National Association of Corporate Directors (“NCAD”) and is a NACD Governance Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with director community and access to leading practices. The Board concluded that Mr. Williams should serve as a director of the company for the following reasons: (i) his experience as President and CEO of Bristol Investment Company and formerly with Texas Federal Financial Corporation, assists the Board with the oversight of senior level management and management of our business lines and (ii) he also brings legal knowledge and expertise to the Board as an attorney.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

Unless otherwise instructed, the proxy holders will vote their proxies for the ten nominees named above. Each person will serve as a director until the next annual meeting and until his successor is elected and qualified. To our knowledge, each of the nominees intends to serve the entire term for which election is sought. At this time, we do not anticipate that any nominee will be unable or unwilling to serve as a director.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the election of each of the nominees listed above.

PROPOSAL TWO

TO APPROVE THE SWS GROUP, INC. 2012 RESTRICTED STOCK PLAN

BACKGROUND

The 2012 Restricted Stock Plan was adopted by the Board, effective as of August 29, 2012, subject to approval by the company’s stockholders. The purpose of the 2012 Restricted Stock Plan is to attract and retain the services of key employees, contractors and outside directors of the company and its subsidiaries and to provide such persons with a proprietary interest in the company through the granting of restricted stock and/or common stock subject to performance awards. Subject to certain adjustments more fully described below, the maximum number of shares of common stock that may be delivered pursuant to Awards granted under the 2012 Restricted Stock Plan is 2,630,000 shares. This number is based on input from our third party compensation consultant and the work of the Compensation Committee. Under the NYSE rules, we will not be allowed to issue Awards under the 2012 Restricted Stock Plan if our stockholders do not approve the plan. The 2012 Restricted Stock Plan is also meant to replace the expiring SWS Group, Inc. 2003 Restricted Stock Plan (“2003 Restricted Stock Plan”), which is currently in place and expiring on August 21, 2013.

PURPOSE OF THE 2012 RESTRICTED STOCK PLAN

The purpose of the 2012 Restricted Stock Plan is to attract and retain the services of our employees, contractors and directors, and to provide such persons with a proprietary interest in our company through the granting of restricted stock that will among other things (i) increase the interest of such persons in the company’s welfare, (ii) furnish an incentive to such persons to continue their services for the company or its subsidiaries and (iii) provide a means through which the company may attract able persons to serve as employees, contractors and outside directors.

DESCRIPTION OF THE 2012 RESTRICTED STOCK PLAN

The following description of the 2012 Restricted Stock Plan is qualified in its entirety by reference to the copy of the 2012 Restricted Stock Plan set forth in Appendix A to this proxy statement. (Please see Appendix A for the defined terms included in this section of the proxy statement.)

Administration. The 2012 Restricted Stock Plan will be administered by the Board or such committee of the Board as is designated by the Board (the “Committee”).

Eligibility. Any employee, including an employee who is also a director or an officer, contractor or outside director of the company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the company is eligible to participate in the 2012 Restricted Stock Plan. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants as the Committee may determine. As of June 29, 2012, the company had 1,065 employees, ten members of the Board that were considered outside directors and no contractors that were eligible to participate in the 2012 Restricted Stock Plan.

Shares Subject to the 2012 Restricted Stock Plan. Subject to certain adjustments contained in the 2012 Restricted Stock Plan, the maximum number of shares of common stock that may be delivered pursuant to Awards granted under the 2012 Restricted Stock Plan is 2,630,000 shares.

Grant of Awards. The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Award being granted, the total number of shares of common stock subject to the Award, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee. Any Award granted pursuant to the 2012 Restricted Stock Plan must be granted during the term of the 2012 Restricted Stock Plan. Except as otherwise provided in the particular Award Agreement, upon a Participant’s Termination of Service for any reason, the non-vested portion of an Award shall be forfeited by the Participant.

Term. The 2012 Restricted Stock Plan was approved by the Board, effective as of August 29, 2012, subject to stockholder approval. Unless sooner terminated by action of the Board, the 2012 Restricted Stock Plan will terminate on November 15, 2022, but Awards granted before that date will continue to be effective in accordance with their terms and conditions.

Restricted Stock. The Committee is authorized to grant shares of restricted stock. Restricted stock consists of shares of common stock that may not be sold, transferred, pledged, hypothecated, encumbered or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Committee or, if vesting based upon attaining Performance Goals, upon failure to achieve the applicable Performance Goals prior to the end of the performance period. Restrictions or conditions could include, but are not limited to, the attainment of Performance Goals, continuous service with the company, the passage of time or other restrictions or conditions.

Performance Awards. The Committee may grant Performance Awards payable in cash, shares of common stock, or a combination thereof. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period and the maximum or minimum settlement values. If the Performance Award is to be in shares of common stock, the Performance Awards may provide for the issuance of the shares of common stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met. To the extent the company determines that Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) shall apply to a Performance Award granted under the 2012 Restricted Stock Plan, it is the intent of the company that Performance Awards constitute “performance-based compensation” within the meaning of Code Section 162(m) and the regulations thereunder. Further, in complying with Code Section 162(m), no Participant may receive Awards in any calendar year which have an aggregate value of more than $1,000,000, and if such Awards involve the issuance of common stock, the aggregate value shall be based on the fair market value of such shares on the time of grant of such Awards. In certain circumstances, the Committee may, in its discretion, determine that the amount payable with respect to certain Performance Awards will be reduced from the amount of any potential awards. However, the Committee may not, in any event, increase the amount of compensation payable to an individual upon the attainment of a Performance Goal intended to satisfy the requirements of Code Section 162(m). With respect to a Performance Award that is not intended to satisfy the requirements of Code Section 162(m), if the Committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in the company’s business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Vesting. Subject to any acceleration provided for in the 2012 Restricted Stock Plan, the Committee, in its sole discretion may determine that an Award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the 2012 Restricted Stock Plan. If the Committee imposes conditions upon vesting, then, except as otherwise provided below, subsequent to the Date of Grant the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Award may be vested. “Full Value Awards” (i.e., restricted stock) that constitute Performance Awards must vest no earlier than one year after the Date of Grant, and Full Value Awards that are payable upon the completion of future services must vest no earlier than over the three year period commencing on the Date of Grant. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting or waive any applicable restriction period for such Full Value Awards, provided that the shares of common stock subject to such awards shall be

Exempt Shares, unless such acceleration or waiver occurs by reason of the Participant’s death, disability, retirement, or occurrence of a Change in Control. The number of Exempt Shares is limited to 10% of the number of shares available for issuance under the 2012 Restricted Stock Plan.

Amendment or Discontinuance. Subject to certain limitations contained in the 2012 Restricted Stock Plan, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part.

Capital Adjustments. In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of common stock or other securities of the company, issuance of warrants or other rights to purchase common stock or other securities of the company or other similar corporate transaction or event affects the fair value of an Award, then the Committee is permitted to make certain adjustments so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event. Notwithstanding the foregoing, no adjustment shall be made or authorized to the extent that such adjustment would cause the 2012 Restricted Stock Plan to violate Code Section 409A. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the company is subject.

Recapitalization, Merger and Consolidation. The existence of the 2012 Restricted Stock Plan and Awards granted thereunder shall not affect in any way the right or power of the company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the company’s capital structure and its business, or any Change of Control, or any merger or consolidation of the company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the common stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Notwithstanding the above, all Awards granted under the 2012 Restricted Stock Plan may be cancelled by the company, in its sole discretion as of the effective date of any of the above listed events by giving notice to each holder thereof of its intention to cancel those Awards, and permitting the purchase during the thirty day period next preceding such effective date of any or all of the shares of common stock subject to such outstanding Awards, including in the Board’s discretion some or all of the shares as to which such Awards would not otherwise be vested.

Liquidation or Dissolution. If the company shall, at any time while any Award under the 2012 Restricted Stock Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of common stock of the company which such Participant would have been entitled to receive under the Award, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding upon with respect to each share of common stock of the company.

If the company shall, at any time prior to the expiration of any Award, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of the 2012 Restricted Stock Plan.

No Right to Continued Employment. Neither the 2012 Restricted Stock Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the company or any subsidiary.

FEDERAL INCOME TAX CONSEQUENCES OF THE 2012 RESTRICTED STOCK PLAN

The following is a brief summary of certain of the Federal income tax consequences of Awards granted under the 2012 Restricted Stock Plan based on Federal income tax laws currently in effect. This summary does not purport to address all aspects of Federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Restricted Stock. A Participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, over the amount paid, if any, by the Participant for such shares. However, a Participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. Any shares that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. If a Participant does not make an election under Section 83(b) of the Code, then the Participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the Participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the Participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the Participant, if any, for such shares. The company will be entitled to a corresponding deduction when the value of the Award is included in the Participant’s taxable income.

Performance Awards. In the case of Performance Awards, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the Award is exempt from or complies with Code Section 409A. In that taxable year, the company will receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized.

Federal Tax Withholding. Any ordinary income realized by a Participant in connection with an Award under the 2012 Restricted Stock Plan is subject to withholding of federal, state and local income tax and to withholding of the Participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy Federal income tax withholding requirements, the company will have the right to require that, as a condition to delivery of any certificate for shares of common stock, the Participant remit to the company an amount of cash sufficient to satisfy the withholding requirements. Alternatively, the company may accept delivery of shares with an aggregate fair market value that equals or exceeds the required tax withholding payment. Withholding does not represent an increase in the Participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the Participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the company to employees by January 31 of the succeeding year.

Tax Consequences to the Company. To the extent that a Participant recognizes ordinary income in the circumstances described above, the company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m).

Million Dollar Deduction Limit and Other Tax Matters. The company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer). The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation, and only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). To the extent that the company determines that Code Section 162(m) will apply to any Awards granted pursuant to the 2012 Restricted Stock Plan, the company intends that such Awards will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

If an individual’s rights under the 2012 Restricted Stock Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Code Section 280G, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Code Section 280G, which could result in (i) the imposition of a 20% federal excise tax (in addition to Federal income tax) payable by the individual on the value of such accelerated rights and (ii) the loss by the company of a compensation deduction.

NEW PLAN BENEFITS

As of the date of this proxy statement, no Awards have been made under the 2012 Restricted Stock Plan. The company cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to eligible Participants under the 2012 Restricted Stock Plan because the grant of Awards and terms of such Awards are to be determined in the sole discretion of the Committee.

The closing price of our common stock on September 17, 2012 was $6.09 per share.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the 2012 Restricted Stock Plan.

PROPOSAL THREE

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), enables our stockholders to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the SEC’s rules. The proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because this is an advisory vote, this proposal is not binding upon us; however, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal. To the extent there is any significant vote against the compensation of our NEOs as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address these concerns.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we believe that our compensation policies and decisions are focused on pay for performance principles, strong alignment with the long-term interests of our stockholders and being competitive in the marketplace. Our overall compensation philosophy is to provide a competitive total compensation package that will:

•	fairly compensate our executive officers;

•	attract and retain qualified executive officers who are able to contribute to the long-term success of our company;

•	incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking; and

•	align our executives’ long-term interests with those of our stockholders.

We are asking our stockholders to indicate their support for our NEO compensation program as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation programs of our NEOs, pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” and the related tabular and narrative disclosures.

PROPOSAL FOUR

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

Stockholder ratification of the selection of Grant Thornton LLP as the company’s independent auditor is not required by our by-laws or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain Grant Thornton LLP. If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the fiscal year if the Board believes this change would be in the best interest of the company and its stockholders.

Recommendation of the Board

The Board recommends that you vote “FOR” the ratification of Grant Thornton LLP as the company’s independent auditor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

To the extent permitted by the Sarbanes-Oxley Act of 2002, directors and executive officers of the company and their associates, including family members, from time to time may be or may have been indebted to the company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be or may have been indebted to Southwest Securities or Southwest Securities, FSB, our wholly owned banking subsidiary (the “Bank”), as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is extended in the ordinary course of business, is on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties who are not employees of the company and does not involve a more than normal risk of collectability or present other unfavorable features.

As disclosed in the Current Report on Form 8-K filed on August 1, 2011, we entered into the Credit Agreement with Hilltop and Oak Hill on July 29, 2011, pursuant to which we obtained a $100.0 million, five year, unsecured loan with an 8% interest rate from these investors. During fiscal year 2012, Hilltop and Oak Hill were each paid a total of $3,677,500 in interest on the outstanding loan.

In connection with the Credit Agreement, we issued a warrant to Hilltop to purchase up to 8,695,652 shares of common stock of the company and two warrants to Oak Hill, one to purchase up to 8,419,148 shares of common stock of the company and one to purchase up to 276,504 shares of common stock of the company (each, a “Warrant”). For each of Hilltop and Oak Hill, the Warrants represent an approximately 17% equity interest in the company (assuming each investor exercises its Warrant(s) in full). The Warrants are exercisable for five years, but will expire to the extent that we make prepayments on the loans and the investors do not promptly exercise a corresponding portion of the Warrants.

On July 29, 2011, we also entered into the Investor Rights Agreement with Hilltop and Oak Hill to provide the investors with certain rights with respect to the common stock that may be issued upon the exercise of the Warrants. Pursuant to the Investor Rights Agreement, each investor will be granted the right to designate one representative to the company’s Board for so long as that investor continues to beneficially own 9.9% or more of our outstanding common stock. As further described herein, our Board elected Mr. Gerald J. Ford and Mr. J. Taylor Crandall as directors of the company, effective July 29, 2011. In addition, under the Investor Rights Agreement each of Hilltop and Oak Hill has the right to appoint an observer to attend all meetings of the Board for so long as that investor continues to beneficially own 4.9% or more of the company’s outstanding common stock. Hilltop has designated Mr. Jeremy Ford and Oak Hill has designated Mr. Scott Kauffman as their respective observers, effective July 29, 2011. Each observer has entered into a Confidentiality Agreement with the company.

Mr. Gerald J. Ford is Chairman of the Board of Hilltop and has a 26.7% beneficial ownership interest in Hilltop and disclaims any beneficial ownership of the Warrant held by Hilltop, except to the extent of his pecuniary interest therein. Mr. J. Taylor Crandall is Managing Partner of Oak Hill Capital Partners.

From time to time and in the ordinary course of its business, the Bank sells participations in loans it generates to other lending institutions or purchases loan participations from such other institutions. At June 30, 2012, Robert A. Buchholz, a director, together with other direct family members, owned an aggregate of 64% of Town Center Holdings, Inc. (“TC Holdings”), a bank holding company that owned 100% of Town Center Bank, located in Dallas, Texas. Robert Buchholz serves as Town Center Bank’s Chairman. On July 31, 2010, certain assets of Town Center Bank, including loan participations and foreclosed property, were sold to TC Holdings.

During fiscal year 2012, our Bank did not buy or sell any loan participations to TC Holdings. The Bank sold Town Center Bank’s loan participations with an outstanding aggregate balance of $1,404,000, which was collateralized by foreclosed property at June 30, 2012. Pursuant to the participation agreements, the Bank paid $98,000 in interest and fees to Town Center Bank for fiscal year 2012.

The company’s Audit Committee examined the loan participations bought and sold by the Bank from and to Town Center Bank (now TC Holdings), together with similar transactions entered into at or about the same time with independent third parties. Based upon this examination, the Audit Committee determined that each such transaction was made in the ordinary course of business, was on substantially the same terms, including interest rate and fees, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not present other unfavorable features to the Bank.

During fiscal year 2012, Dr. Moses received $96,070 for finder’s fees and related expenses pursuant to the company’s referral fee program and $73,327 for office space and administrative services provided to Dr. Moses within the company’s home office location. Dr. Moses is paid a finder’s fee of 15% of the income the company earns for initiating contact between municipal officials and municipal securities representatives of Southwest Securities which result in municipal securities engagements. He does not communicate, directly or indirectly, with public investors, structure offerings or negotiate terms.

Policies and Procedures with Respect to Related Person Transactions

The Board recognizes that related person transactions can present a heightened risk of conflicts of interest. Our written Related Party Transaction Policies and Procedures may be accessed on the corporate governance page of our website at www.swsgroupinc.com. For purposes of SEC rules as well as our Related Party Transaction Policies and Procedures, a “related person transaction” is any transaction in which the company was, is or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. The term “related person” means:

•	any person who is, or at any time since the beginning of the company’s last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•	any person who is known to be the beneficial owner of more than 5% of any class of the company’s voting securities; and

•	any immediate family member of any of the foregoing persons.

The Audit Committee reviews relationships and transactions in which the company and a related person are participants to determine whether such persons have a direct or indirect material interest. The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transaction:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares;

•

any charitable contribution, grant, or endowment by the company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the Compensation Committee; or

•	compensation to directors determined by the Board.

To identify potential related person transactions, under our policy, we request information from our directors and executive officers about related party transactions as defined above. Where appropriate, we also ask that our directors seek pre-approval for related party transactions. We then review the information provided for any related person transactions. The Audit Committee reviews and approves or ratifies any related person transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person will be disclosed in the company’s proxy statement. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock as of September 17, 2012, by each person who is known to us to beneficially own more than 5% of our common stock, each of our directors and NEOs, and all of our directors and executive officers as a group. Our NEOs consist of all persons serving as our CEO or Chief Financial Officer (“CFO”) during fiscal 2012 and our three most highly compensated executive officers (other than our CEO and our CFO) who were serving as executive officers as of June 29, 2012. Unless otherwise indicated, the address of each officer and director is 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

	Shares Beneficially Owned(1)(2)
Name	Number	Percent
Beneficial Owners of More Than 5%:
Hilltop Holdings Inc.(3)
200 Crescent Court, Suite 1330, Dallas, TX 75201	10,171,039	24.47%
Oak Hill Capital Management, LLC(4)
65 East 55th Street, 32nd Floor, New York, NY 10022	8,695,652	20.92%
Prescott Group Capital Management LLC(5)
1924 S Utica, Suite F 1120, Tulsa, OK 74104	2,590,305	7.88%
BlackRock, Inc.(6)
40 East 52nd Street, New York, NY 10022	2,430,633	7.39%
Wentworth, Hauser & Violich, Inc.(7)
301 Battery Street, Suite 400, San Francisco, CA 94111-3203	2,367,476	7.20%

Executive Officers and Directors:
Gerald J. Ford(3)	10,177,770	24.48%
Brodie L. Cobb(8)	1,000,356	3.04%
Robert A. Buchholz	503,133	1.53%
Frederick R. Meyer	299,320	*
James H. Ross	244,166	*
Daniel R. Leland	107,485	*
Richard H. Litton	89,944	*
Stacy M. Hodges	74,666	*
Larry A. Jobe	47,394	*
Dr. Mike Moses	25,554	*
Allen R. Tubb	25,166	*
Joel T. Williams III	14,394	*
J. Taylor Crandall	6,731	*
Christie S. Flanagan	6,731	*
Tyree B. Miller	6,731	*
All directors and executive officers as a group (17 persons)(9)	12,683,118	30.51%

(*)	Denotes less than 1% ownership.

(1)

The rules of the SEC provide that, for purposes of this proxy statement, a person is considered the “beneficial owner” of shares with respect to which the person, directly or indirectly, has or shares voting or dispositive power, irrespective of the person’s economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and dispositive power over the shares listed, subject to the effects of community property laws.

(2)

Based on 32,877,467 shares outstanding on September 17, 2012. Includes shares issued pursuant to the 2003 Restricted Stock Plan. Shares of common stock subject to stock options and other derivative securities that are exercisable within 60 days of September 17, 2012 are deemed beneficially owned by the person holding such options and other derivative securities and deemed outstanding for purposes of calculating the percentage of ownership of such person, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(3)

Based on a Schedule 13D filed on August 8, 2011 and amended on September 16, 2011 and December 1, 2011, on behalf of Hilltop, Hilltop beneficially owned 10,171,039 shares of our common stock, of which 8,695,652 shares are issuable upon the exercise of a warrant. The warrant is exercisable at any time for five years from the date of original issuance, but will expire to the extent that we prepay the loan made to us by Hilltop, and Hilltop does not exercise a corresponding portion of the warrant. The exercise price and the number of shares of common stock acquirable upon exercise of the warrant are subject to adjustment as set forth in the warrant agreement. The warrant is held by Hilltop, of which Mr. Gerald J. Ford is Chairman of the Board and a 26.7% beneficial owner. Mr. Ford disclaims any beneficial ownership of the warrant, except to the extent of his pecuniary interest therein. Mr. Ford is the sole general partner, and trusts for the benefit of his adult sons and adult daughters are the limited partners, of the limited partnership that owns 26.7% of Hilltop. Said beneficiaries disclaim any beneficial ownership of the warrant.

(4)

Based on a Schedule 13D filed on August 5, 2011, on behalf of Oak Hill Capital Partners III, L.P.; Oak Hill Capital Management Partners III, L.P. (together, the “Oak Hill Funds”); OHCP GenPar III, L.P.; OHCP MGP Partners III, L.P.; and OHCP MGP III, Ltd., the 8,695,652 shares of our common stock that are issuable upon the exercise of two warrants held by the Oak Hill Funds. Specifically, Oak Hill Capital Partners III, L.P. beneficially owns 8,419,148 shares of our common stock pursuant to a warrant to purchase 8,419,148 shares, and Oak Hill Capital Management Partners III, L.P. beneficially owns 276,504 shares of our common stock pursuant to a warrant to purchase 276,504 shares. The general partner of each of the Oak Hill Funds is OHCP GenPar III, L.P., the general partner of OHCP GenPar III, L.P. is OHCP MGP Partners III, L.P. and the general partner of OHCP MGP Partners III, L.P. is OHCP MGP III, Ltd., each of which beneficially own 8,695,652 shares of our common stock that are issuable upon the exercise of the warrants held by the Oak Hill Funds. The warrants are exercisable at any time for five years from the date of original issuance, but will expire to the extent that we prepay the loan made to us by the Oak Hill Funds, and the Oak Hill Funds do not exercise a corresponding portion of the warrants. The exercise price and the number of shares of common stock acquirable upon exercise of the warrants are subject to adjustment as set forth in the warrant agreement.

(5)

Based on a Schedule 13G filed on February 14, 2011 and amended on February 7, 2012, on behalf of Prescott Group Capital Management, L.L.C. (“Prescott Capital”) and related funds and Mr. Phil Frohlich, the principal of Prescott Capital. Prescott Capital may direct the vote and disposition of 2,590,305 shares of common stock held by Prescott Group Aggressive Small Cap Master Fund, G.P. As the principal of Prescott Capital, Mr. Frohlich may direct the vote and disposition of all 2,590,305 shares of our common stock held by the Prescott Capital funds.

(6)

Based on a Schedule 13G filed on January 29, 2010, and amended on February 8, 2010, February 8, 2011 and February 10, 2012 on behalf of BlackRock, Inc., BlackRock, Inc. beneficially owns 2,430,633 shares of our common stock.

(7)

Based on a Schedule 13G filed on February 14, 2012 on behalf of Wentworth, Hauser & Violich, Inc. (“Wentworth”), Wentworth has sole voting power over 1,080,351 shares of our common stock and shared dispositive power over 2,367,476 shares of our common stock.

(8)

Includes 972,083 shares beneficially owned by Cobb Partners, Ltd., a limited partnership of which Mr. Cobb is the managing partner. Cobb Partners is a limited partnership, the partners of which are Brodie L. Cobb and certain members of his family. Brodie L. Cobb is the managing partner of the partnership and has sole voting and investment power with regard to the shares beneficially owned by the partnership.

(9)

Includes the information in notes (3) and (8) above. In addition, includes 53,577 shares of common stock beneficially owned by other executive officers not listed in the above table because such executive officers are not NEOs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and regulations of the SEC require our executive officers and directors and persons who own more than 10% of our common stock to file initial reports of beneficial ownership and reports covering any changes in beneficial ownership with the SEC and the NYSE. Executive officers, directors and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with all such reports they file.

To our knowledge and based solely on a review of copies of such reports furnished to us and written representations that no other reports were required for such person, each of our directors, officers and persons owning more than 10% of our common stock complied with all applicable Section 16(a) filing requirements during fiscal 2012.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented elsewhere in this proxy statement. For the purposes of this Compensation Discussion and Analysis, the Compensation Committee is referred to as the “Committee”.

For purposes of the following discussion, our NEOs consist of all persons serving as our Chief Executive Officer or Chief Financial Officer during fiscal 2012 and our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) who were serving as executive officers as of June 29, 2012. During fiscal 2012, these individuals were James H. Ross, Stacy M. Hodges, Daniel R. Leland, Richard H. Litton and Allen R. Tubb.

Committee’s Consideration of 2011 Say-on-Pay and Frequency Vote

At our 2011 annual meeting of stockholders, our stockholders voted, on an advisory basis, in favor of holding future advisory votes on an annual basis. In accordance with these voting results, we approved a one year frequency for holding future advisory votes on executive compensation.

Also, at our 2011 annual meeting of stockholders, approximately 86% of the votes were voted, on an advisory basis, in favor of the compensation of our NEOs. The Committee believes this affirms our stockholders’ support of the Committee’s approach to executive compensation. As a result, the Committee did not make material changes to its approach to executive compensation in fiscal 2012. However during fiscal 2012, the Committee retained Mercer as the Committee’s outside compensation consultant. For more information on the Committee’s retention of Mercer, see the discussion below under the heading “Hiring of Compensation Consultant.”

Compensation Philosophy and Objectives

As a securities and banking firm, one of our greatest assets is the skill, experience and efforts of our employees. Our long-term success depends on our ability to provide solutions that enable our clients to achieve their financial and business goals. In our industry, employee talents are easily transferred from one employer to another, and there is continual competitive activity to recruit talented individuals with valuable experience.

Our executive officer compensation program is designed to reward and retain talented executive officers while holding them accountable for the performance of the company and, where applicable, the business units they manage by basing elements of their compensation on a combination of company and business unit results. By offering a combination of compensation elements including salary, cash incentive awards and long-term equity based incentive compensation, we seek to achieve the following objectives:

•	to attract, motivate and retain highly qualified executive officers through a competitive total compensation program;

•

to ensure that a substantial portion of executive officer compensation is performance based and tied to the achievement of our financial and strategic objectives and to the financial results of individual business units; and

•

to maintain an appropriate balance between base salary, cash incentive awards and long-term equity based incentive compensation, with more performance based, “at risk” compensation at higher salary grades.

Because our industry depends, in large measure, on the successful efforts of commission-earning sales professionals, which commissions have historically been paid in cash, compensation within broker/dealers of comparable size is more heavily weighted to cash than is found in many other industries. The Committee takes these realities into account and also seeks to align the cash compensation of NEOs with the success of both the individual business unit over which they have managerial authority and the success of the overall company.

The Committee evaluates both compensation (particularly salary, cash incentive awards and long-term equity based incentive compensation) and performance of our executive officers, measured by return on stockholder’s equity (“ROE”), relative to other companies in a comparative group to ensure that we maintain the ability to attract and retain superior employees in key positions while not getting ahead of the market. The Committee seeks to compensate NEOs at a level that is competitive with similar firms in the brokerage and banking industries and to align NEOs’ incentives with the interests of our stockholders. While the Committee has primary responsibility for compensation across the company, all grants of stock are subject to final approval of the Board.

Hiring of Compensation Consultant

In October 2011, the Committee engaged Mercer to conduct a competitive compensation assessment, review incentive compensation programs and recommend enhancements based on the company’s compensation philosophy and objectives, where appropriate. By the time Mercer was engaged, the Committee had already established fiscal 2012 base salaries, annual cash incentive award targets and multipliers and restricted stock grant targets and, as a result, these elements of our fiscal 2012 executive compensation program were not materially impacted by Mercer’s engagement. However, Mercer did recommend that the Committee increase the deferral period for cash incentive awards from two years to three years and transition to regular annual equity grants by awarding a discretionary restricted stock award to each of our NEOs for fiscal 2012. Each of these recommendations was adopted by the Committee during fiscal 2012 and is discussed in this Compensation Discussion and Analysis. The remainder of Mercer’s recommendations were adopted for fiscal 2013 compensation decisions and did not impact the Committee’s fiscal 2012 executive compensation decisions.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured salary, cash incentive awards and long-term equity-based incentive compensation in a manner designed to motivate NEOs to achieve our business goals and to reward the NEOs for achieving those goals. In establishing total annual compensation for the Chief Executive Officer, Chief Financial Officer and the other NEOs, the Committee performs the following reviews:

•

Assessment of Company Performance. The Committee’s primary measure of total company performance has historically been ROE, measured as net income for the fiscal year divided by retained earnings at the beginning of the fiscal year. The Committee reviews company performance, the market cycle, and competitor returns to determine a target ROE for the fiscal year. This target is linked to an assigned multiplier factor which had a direct impact on the amount of cash and equity-based incentive compensation available to the NEOs for the fiscal year.

•

Assessment of Business Unit Performance. Business unit performance has a material impact on the compensation of NEOs responsible for managing revenue-producing business units. The Committee believes that this provides a strong incentive to increase financial performance and enhance returns to stockholders. Our primary measure of business unit performance is the unit’s pre-tax income. The Committee also reviews the non-financial performance of each revenue-producing business unit as well as each NEO’s role and responsibilities in achieving that performance. The Committee then determines a preset percentage of pre-tax income for each business unit that can be earned by its responsible NEO as cash incentive compensation. This approach controls costs in individual business units when revenues decline in down markets and to reward executives when revenues are growing in expanding markets.

•

Comparative Analysis. The Committee also compares each component of each NEO’s total compensation against the similar components of compensation reported for a group of financial institutions that either directly competes with us for business and/or talent or are organizations with similar scope, size or other characteristics to SWS Group, Inc. The group is periodically reviewed and updated by the Committee. The companies that comprised the comparator group for fiscal 2012 were:

Banking and Securities
• Raymond James Financial, Inc.	• Stifel Financial Corp.

Securities
• Piper Jaffray Companies • Jefferies Group, Inc. • KBW, Inc. • Oppenheimer Holdings Inc. • The Edelman Financial Group	• FBR Capital Markets Corp. • Cowen Group, Inc. • Landenburg Thalmann Financial Services, Inc. • JMP Group, Inc.

Some of the companies in the group have greater revenues and resources than we do. The mix of banking and securities business in these comparison companies is also materially different than ours. The Committee realizes this size and business mix disparity, and takes the differences into account when reviewing their executive compensation levels. The Committee also considers the relative profitability of the group, the market challenges faced and overcome and the general trend lines of their businesses. The Committee does not target a specific percentile within the group, but uses the levels of compensation as a guide in evaluating and setting compensation for our NEOs.

There is no pre-established policy or target for the allocation between either cash incentives or long-term equity based incentive compensation. Rather, the Committee considers information provided by the group analysis as well as its own judgment to determine the appropriate level and mix of each component of the compensation program. Also, the Committee reviews our short- and long-term goals and objectives when considering the right mix of cash and equity compensation.

With respect to our Chief Executive Officer, Chief Financial Officer and General Counsel, total compensation has been set to reward performance, productivity and profitability on a company-wide basis. In addition to receiving competitive base salaries, these executives receive cash incentive awards and long-term equity incentive awards that are based on performance of the company as a whole in order to focus their efforts on creating long-term stockholder value.

Many of our other executive officers, including Mr. Leland and Mr. Litton, have roles that blend both management and production responsibilities. In setting their total compensation, the Committee considers not only the general compensation comparative group information but also the opportunities they would have if they chose to focus entirely on their production abilities. Consequently, one-half of their cash incentive award is based exclusively on the internally measured profitability of the business unit for which each has primary profit and loss responsibility, and they are paid a percentage of that internally measured profitability. The other half of their cash incentive compensation is based on the performance of the company as a whole. These executives are also provided with a competitive base salary.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions affecting the Chief Executive Officer’s compensation. Compensation for all other executive officers, including the NEOs (other than the Chief Executive Officer), is determined by the Committee after considering the individual’s role and responsibilities, external market data and recommendations made by the Chief Executive Officer. The Committee also reviews and approves the recommendations from the Chief Executive Officer on equity compensation for all other employees.

The Chief Executive Officer annually reviews the performance of each of the NEOs (excluding himself). The conclusions reached and recommendations based on these reviews are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards with respect to the NEO, or any other employee.

Elements of Compensation

Base Salaries. Each NEO receives cash compensation in the form of a base salary. Base salaries are set to be competitive within our industry and our comparative group, with consideration given to our size and geographic location. The base salary amounts are reviewed annually and may be adjusted based on the individual NEO’s level of responsibility and performance. The Committee did not award any increases in base salary to our NEOs in fiscal 2012.

The Committee views base salary as a way to provide a non-performance based element of compensation that is certain and predictable. Decisions on NEO compensation are made focusing on all components of total direct compensation while being sensitive to the needs of our NEOs for a certain level of compensation stability. The Committee believes the established base salary levels strike the proper balance between aligning the interest of the NEO as closely as possible with those of the stockholders while avoiding exposing them to undue compensation risk. The Committee’s determination of the appropriate level of base salary paid to NEOs is subjective and not formulaic. Factors that influence the base salary include, but are not limited to:

•	the nature and responsibility of the position;

•	the impact, contribution, expertise and experience of the individual NEO;

•	competitive market information regarding salaries to the extent they are available and relevant;

•	the importance of retaining the individual along with the competitiveness of the market for the individual NEO’s talent and services; and

•	the recommendations of the Chief Executive Officer (except in the case of his own compensation).

Cash Incentive Awards. Our NEOs are also eligible to receive cash incentive awards based partially or entirely on our fiscal year operating results, measured by ROE, and the individual NEO’s contribution for the year. This methodology creates an incentive by linking our overall financial achievements to the achievement of an individual NEO’s goals and objectives.

Cash incentive plan award calculations for Mr. Ross, Ms. Hodges and Mr. Tubb, who were not in charge of any individual business unit in fiscal 2012, were initially based on a combination of our overall ROE and our consolidated pre-tax income. Each of these NEOs receives one-half of a pre-determined percentage of our consolidated pre-tax income. The other half of the incentive award is based on an assigned multiplier factor for our ROE targets, which is discussed below.

Cash incentive plan award calculations for Mr. Leland and Mr. Litton, who each controlled individual business units, were based on a combination of our overall ROE and pre-tax income of the controlled business unit. Each of these NEOs receives one-half of a pre-determined percentage of pre-tax income generated by their respective business unit. The other half of the cash incentive award is subject to the assigned multiplier factor for our ROE targets. This methodology is weighted to provide incentive focused primarily on the success of each individual’s business line and secondarily on the profitability of the company as a whole.

Shortly after the beginning of the fiscal year, the Committee establishes ROE performance goals for the upcoming fiscal year. The ROE goal establishes a multiplier factor that is applied to one half of the NEO’s available cash incentive plan award. The multiplier factor for our ROE targets varies based upon the level of ROE achieved during the fiscal year. For example, if our ROE is below 8%, the multiplier is -0- and no cash incentive is paid. At 8%, the ROE Multiplier is 10% and increases arithmetically until reaching an ROE of 12.5%

at which point the ROE Multiplier is 100%. Between 12.5% and 15% ROE, the ROE Multiplier remains at 100% and above 15%, the ROE Multiplier again increases arithmetically. The complete ROE Multiplier table appears below:

Cash Incentive Plan ROE Multiplier Table

ROE	Award %	ROE	Award %
8.00%	10%	15.00%	125%
8.50%	20%	17.50%	150%
9.00%	30%	20.00%	175%
9.50%	40%	25.00%	200%
10.00%	75%	30.00%	225%
10.50%	80%	35.00%	250%
11.00%	85%	40.00%	275%
11.50%	90%	45.00%	300%
12.00%	95%	50.00%	325%
12.50%	100%

In fiscal 2012, our ROE was less than 1% and, therefore, the ROE Multiplier was zero.

The preliminary cash incentive award produced by the formula above is then subject to the review and discretion of the Committee, which may adjust the incentive award to compensate for unusual events that might otherwise skew the calculation and produce results contrary to the Committee’s compensation policies.

A portion of cash incentive awards greater than $150,000 are deferred and paid out ratably over a three year period. The deferred portion does not earn interest and is payable only if the NEO remains employed by us at the one-, two- and three-year anniversaries of the Committee review and approval (usually in August of each year).

In fiscal 2012, we had a pre-tax loss and our ROE Multiplier was zero. As a result, Mr. Ross, Ms. Hodges and Mr. Tubb did not earn a cash incentive award under our fiscal 2012 cash incentive plan. However, the Committee chose to award each of them a discretionary cash incentive award. These awards are discussed below.

Mr. Ross received a discretionary cash incentive award of $450,000. The Committee chose to make this award due to Mr. Ross’ contribution to the improving performance at the Bank and his implementation of company strategy in a transitional and challenging environment. Of Mr. Ross’s cash incentive award for 2012, $50,000 was paid in 24 semi-monthly installments during fiscal 2012, $220,000 was paid in August 2012, $60,000 will be payable in August 2013 (subject to forfeiture), $60,000 will be payable in August 2014 (subject to forfeiture) and $60,000 will be payable in August 2015 (subject to forfeiture).

Ms. Hodges received a discretionary cash incentive award of $150,000. The Committee chose to make this award due to Ms. Hodges’ contribution to the improving performance at the Bank and her successful transition in the role of Chief Financial Officer. All of Ms. Hodges’ cash incentive award for 2012 was paid in August 2012.

Mr. Tubb received a discretionary cash incentive award of $100,000. The Committee chose to make this award due to Mr. Tubb’s contribution to the closing of the capital raise transaction and accomplishing established performance goals. All of Mr. Tubbs’ cash incentive award for fiscal 2012 was paid in August 2012.

Mr. Leland’s cash incentive award pool was established using a preset percentage of pre-tax income for our Taxable Fixed Income and Portfolio Trading business units. The preset percentage for 2012 was 20% and 5%, respectively. Thereafter, the available pool was divided in half, with one-half being subject to the ROE

Multiplier. The half of the award based solely on the pre-tax income of our Taxable Fixed Income and Portfolio Trading business units resulted in an award of $1,164,029. The half of the pool subject to our ROE Multiplier did not result in an award because our ROE Multiplier was zero. However, to reward Mr. Leland for maintaining healthy business units during the difficult operating environment for the Bank, the Committee awarded Mr. Leland a discretionary cash bonus of $116,403. His resulting cash incentive award was $1,280,432. Of Mr. Leland’s cash incentive award for 2012, $602,173 was paid in August 2012, $226,086 will be payable in August 2013 (subject to forfeiture), $226,086 will be payable in August 2014 (subject to forfeiture) and $226,087 will be payable in August 2015 (subject to forfeiture).

Mr. Litton’s cash incentive award pool was established using a preset percentage of internally reported pre-tax profits for our Municipal Finance business unit. The preset percentage for 2012 was 15%. Thereafter, the available pool was divided in half, with one-half being subject to the ROE Multiplier. The half of the award based solely on the pre-tax income of our Municipal Finance business unit resulted in an award of $1,290,414. The half of the pool subject to our ROE Multiplier did not result in an award because our ROE Multiplier was zero. However, to reward Mr. Litton for maintaining a healthy business unit during the difficult operating environment for the Bank, the Committee awarded Mr. Litton a discretionary cash bonus of $129,041. His resulting cash incentive compensation was $1,419,455. Of Mr. Litton’s cash incentive award for 2012, $657,782 was paid in August 2012, $253,891 will be payable in August 2013 (subject to forfeiture), $253,891 will be payable in August 2014 (subject to forfeiture) and $253,891 will be payable in August 2015 (subject to forfeiture).

Deferred Compensation Plan. We also maintain a Deferred Compensation Plan (the “Deferred Compensation Plan”) that works in tandem with our cash incentive program. The plan was created in order to increase retention of executive officers and senior management, as well as to increase stock ownership among participants in the plan. The plan allows participants to defer up to 50% of each cash incentive award and to invest such amounts in various investment alternatives, including our common stock. We match 15% of the deferrals made by participants up to $15,000 through matching contributions that vest ratably over four years. The Committee believes programs such as the Deferred Compensation Plan further align the NEOs’ long-term financial and strategic interests with those of our stockholders.

Long-Term Incentive Compensation. The last component of our NEO compensation program is long-term incentive compensation. Long-term incentive compensation is comprised of the following components:

•

Profit Sharing/401(k) Plan. We have a defined contribution Profit Sharing/401(k) Plan to provide certain retirement benefits. This plan covers substantially all of our employees, including NEOs. Amounts contributed by employees are based on gross compensation, subject to limitations imposed by the Internal Revenue Code of 1986, as amended, and regulations adopted by the Internal Revenue Service. We make profit sharing contributions in cash to employee accounts depending on our profits. These contributions vest over a period of six years. We also provide 401(k) matching contributions of up to 4% of eligible compensation, which vest immediately.

•

2003 Restricted Stock Plan. Shortly after the beginning of the fiscal year, the Committee establishes ROE performance goals for the upcoming fiscal year for awards granted to NEOs under the 2003 Restricted Stock Plan. The ROE goal establishes a multiplier factor that is applied to the NEO’s base salary to determine the dollar amount of a restricted stock award. The dollar amount of the restricted stock award is then converted into a number of shares by dividing it by our closing stock price on the NYSE on the date of the award. In addition to awards earned under this formula, the Board may make discretionary awards of restricted stock under the 2003 Restricted Stock Plan.

The following table shows the ROE Multiplier used to determine restricted stock awards in fiscal 2012:

NEO Restricted Stock ROE Multiplier Table

ROE	% of Salary	ROE	% of Salary
3.00%	5%	12.00%	20%
5.00%	10%	12.50%	25%
8.00%	15%	15.00%	30%
8.50%	15%	17.50%	35%
9.00%	15%	20.00%	40%
9.50%	15%	25.00%	45%
8.00%	15%	30.00%	50%
8.50%	15%	35.00%	55%
10.00%	20%	40.00%	60%
10.50%	20%	45.00%	65%
11.00%	20%	50.00%	70%
11.50%	20%

Annual restricted stock awards to our NEOs generally vest ratably over a three year period. This component of annual compensation helps us retain our NEOs because, at the Board’s discretion, an award is subject to forfeiture if an NEO leaves the company prior to vesting for any reason other than retirement. Consequently, because a sizeable portion of each NEOs restricted stock grant is not vested in the year it is earned, the cost of leaving the company can be significant to the NEO. This also has the benefit of creating NEO wealth concentrated in our stock, which aligns their long-term interests with those of our stockholders. Finally, these awards contain restrictive covenants against post-termination competition, use of confidential information and solicitation of employees.

Because our ROE was less than 3% for fiscal 2012, no restricted stock was earned under the formula for the 2003 Restricted Stock Plan. Going forward, the Committee decided, with input from Mercer, to transition to regular annual restricted stock grants to align the long-term interests of our NEOs with our stockholders. These awards vest entirely on the four year anniversary of the date of grant, rather than pro-rata over a three year period to incentivize our NEOs to remain with us. The restricted stock awards, granted on February 2, 2012, for Mr. Ross, Ms. Hodges, Mr. Leland, Mr. Litton and Mr. Tubb were $1,300,000, $325,000, $50,000, $50,000 and $150,000, respectively.

The Committee believes that the components of our long-term incentive compensation provide an incentive to achieve our long-term strategic goals by aligning the financial interests of the NEO with those of our stockholders.

Explanation of Fluctuations in NEO Compensation from Fiscal 2011 to Fiscal 2012

Mr. Ross’ total compensation as shown in the Summary Compensation Table increased $1,414,000 from fiscal 2011 to fiscal 2012. The increase was due primarily to a $1,300,000 increase in stock awards and an increase in non-equity incentive compensation of $100,000. The increase in the stock award was due to the Board granting him a discretionary restricted stock award in fiscal 2012. Mr. Ross did not receive a restricted stock award in fiscal 2011. The increase in non-equity incentive compensation was due to Mr. Ross receiving $100,000 as part of a retention bonus granted to him in fiscal 2011.

Ms. Hodges’ total compensation as shown in the Summary Compensation Table increased $453,000 from fiscal 2011 to fiscal 2012. The increase was due primarily to a $325,000 increase in stock awards and an increase of

$86,250 in non-equity incentive compensation. The increase in stock awards was due to the Board granting her a discretionary restricted stock award in fiscal 2012. Ms. Hodges did not receive a restricted stock award in fiscal 2011. The increase in non-equity incentive compensation was due to Ms. Hodges receiving $86,250 as part of a retention bonus granted her in fiscal 2011.

Mr. Leland’s total compensation as shown in the Summary Compensation Table increased $38,000 from fiscal 2011 to fiscal 2012. The increase was due primarily to a $50,000 increase in stock awards in fiscal 2012 due to the Board granting him a discretionary restricted stock award in fiscal 2012. Mr. Leland did not receive a restricted stock award in fiscal 2011. This increase was partially offset by a decrease in Mr. Leland’s non-equity incentive compensation of $12,000, which consisted of a $337,000 decrease in executive compensation offset by a $325,000 payment of a retention bonus granted him in fiscal 2011. Mr. Leland’s cash incentive award was primarily based on the pre-tax profits reported for our Taxable Fixed Income and Portfolio Trading business units. The pre-tax profit in the Taxable Fixed Income business unit decreased 30% from fiscal 2011 to fiscal 2012. This decrease in pre-tax profits was offset by the inclusion in fiscal year 2012 of the pre-tax profits for Portfolio Trading, which was not part of his incentive compensation in fiscal year 2011.

Mr. Litton’s total compensation as shown in the Summary Compensation Table increased $151,000 from fiscal 2011 to fiscal 2012. The increase was due primarily to an increase of $101,000 in Mr. Litton’s cash incentive award for fiscal 2012, which consisted of a $224,000 decrease in executive compensation offset by a $325,000 payment of a retention bonus granted him in fiscal 2011. Additionally, there was an increase of $50,000 in Mr. Litton’s stock awards due to the Board granting him a discretionary restricted stock award in fiscal 2012. Mr. Litton did not receive a restricted stock award in fiscal 2011. The $224,000 decrease in Mr. Litton’s executive compensation was due to the decrease in pre-tax profits reported by our Municipal Finance business, which consists of both our Public Finance and Municipal Distribution business lines. Together, our Public Finance and Municipal Distribution business lines had a decrease in pre-tax profit of 21% from fiscal 2011 to fiscal 2012.

Mr. Tubb’s total compensation as shown in the Summary Compensation Table increased $207,000 from fiscal 2011 to fiscal 2012. The increase was due primarily to a $150,000 increase in Mr. Tubb’s stock awards and an increase of $57,500 in non-equity incentive plan compensation. The increase in the stock awards was due to the Board granting him a discretionary restricted stock award in fiscal 2012. Mr. Tubb did not receive a restricted stock award in fiscal 2011. The increase in non-equity incentive compensation was due to Mr. Tubb receiving $57,500 as part of a retention bonus granted to him in fiscal 2011.

Chief Executive Officer’s Compensation

In keeping with our general compensation philosophy, our Chief Executive Officer’s base salary was established to place emphasis on incentive compensation while remaining competitive with others in our industry. The Committee reviewed measures of individual performance to determine the cash incentive award portion of his annual compensation. Our Chief Executive Officer participates in the same profit sharing plan as the other executive officers and employees. In determining Mr. Ross’ fiscal 2012 compensation, the Committee considered Mr. Ross’ performance, his compensation history and other subjective factors in light of our financial results over the last completed fiscal year. The Committee believes that Mr. Ross’ fiscal 2012 total compensation package was commensurate with the compensation paid to the chief executive officers of corporations in similar lines of business after adjustment to compensate for differences in the size, business mix and geographic area of the companies reviewed.

Employment Agreements

Historically, we have not entered into employment agreements with our executive officers. However, the Committee will enter into an employment agreement when the Committee determines that an employment agreement is necessary and appropriate to attract an executive based on company needs and/or it determines that an employment agreement is desirable for the company to obtain a measure of assurance as to the executive’s continued employment.

We do not have employment agreements or any agreements to provide severance protection to any NEO. All of the long-term compensation plans provide for payment or vesting due to scenarios such as a change of control of the company. Accordingly, if the Chief Executive Officer or any NEO terminates his or her employment for any reason and there has not been a change of control of the company, any severance payments or other benefits would be at the discretion of the Committee.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits our ability to deduct the cost of certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation table in the proxy statements of public companies. This limitation resulted in a lost deduction of approximately $2,868,000 in our 2011 return filed in September 2012. However, the Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. Accordingly, the Committee may continue to authorize payments that may not be fully deductible if the Committee believes it is in our best interest to do so.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2012, the members of the Compensation Committee were Messrs. Cobb, Jobe and Meyer until June 2012, at which time Mr. Flanagan became a member of the Compensation Committee. None of the members was at any time during fiscal 2012, or at any other time, an officer or employee of the company. During fiscal 2012, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer served on our Compensation Committee or our Board. Please refer to the section of the proxy statement titled “Corporate Governance—Director Independence and Related Matters” for information regarding certain relationships between members of our Compensation Committee and the company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information concerning all equity compensation plans approved by our stockholders as of June 29, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	404,177	(1)	$8.95	(2)	221,991	(3)

	404,177		$8.95		221,991

(1)

Amount represents 98,325 shares issuable upon the exercise of options granted under the SWS Group, Inc. Stock Option Plan (the “1996 Plan”) and 305,852 stock units credited to participants’ accounts under the Deferred Compensation Plan.

(2)	Calculation of weighted-average exercise price does not include stock units credited to participants’ accounts under the Deferred Compensation Plan.

(3)

Amount represents 197,354 shares available for future issuance under the Deferred Compensation Plan and 24,637 shares available for future issuance under the 2003 Restricted Stock Plan. The 1996 Plan expired on February 1, 2006, and there are no longer any shares available for issuance thereunder. All options outstanding under the 1996 Plan expired unexercised on their contractual expiration date, August 22, 2012.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Brodie L. Cobb, Chairman

Larry A. Jobe

Christie Flanagan

Frederick R. Meyer(*)

(*)	Effective June 2012, Mr. Meyer no longer serves on the Compensation Committee.

EXECUTIVE COMPENSATION

Annual and Long-Term Compensation

The following table sets forth information concerning compensation earned by our NEOs during the fiscal years ended June 29, 2012, June 24, 2011 and June 25, 2010:

Fiscal Year 2012, 2011 and 2010 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)(3)	Total Compensation ($)
James H. Ross	2012	$450,000	$1,300,000	$550,000	$10,100	$2,310,100
President and Chief Executive Officer	2011	436,347	—	450,000	9,800	896,147
	2010	350,000	348,100	200,586	9,800	908,486

Stacy M. Hodges	2012	$360,000	$325,000	$236,250	$17,000	$938,250
Executive Vice President, Chief Financial Officer and Treasurer	2011	325,443	—	150,000	9,800	485,243
	2010	225,000	33,750	—	9,800	268,550

Daniel R. Leland	2012	$225,000	$50,000	$1,605,432	$9,800	$1,890,232
Executive Vice President	2011	225,000	—	1,617,313	9,800	1,852,113
	2010	225,000	33,750	2,075,252	9,800	2,343,802

Richard H. Litton	2012	$225,000	$50,000	$1,744,455	$9,800	$2,029,255
Executive Vice President	2011	225,000	—	1,643,375	9,800	1,878,175
	2010	225,000	33,750	1,477,554	9,800	1,746,104

Allen R. Tubb	2012	$272,000	$150,000	$157,500	$9,800	$589,300
Executive Vice President, General Counsel and Secretary	2011	272,000	—	100,000	9,900	381,900
	2010	256,000	16,000	24,000	9,800	305,800

(1)

Amounts shown consist of awards of restricted stock granted pursuant to the 2003 Restricted Stock Plan. Except for a 20,000 share grant to James H. Ross made on August 24, 2009 at a price of $14.78 per share, the fiscal 2010 awards vest pro rata over a three year period. Mr. Ross’ grant of 20,000 shares on August 24, 2009 vests pro rata over a five year period. The 2012 awards vest on February 2, 2016. The amounts shown were not actually paid to the NEO. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the shares of restricted stock awarded to each of them in fiscal years 2010 and 2012. These values were determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Footnote 1(v), Stock-Based Compensation and Footnote 19, Employee Benefits-Restricted Stock Plan in our audited financial statements, which are included in our 2012 annual report accompanying this proxy statement. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(2)

A portion of incentive cash awards are deferred and paid out over time. The following table shows payouts of incentive cash awards for each NEO earned in fiscal years 2010, 2011 and 2012 were as follows:

		Cash Incentive Award in Fiscal Year
Name	Payout in Fiscal Year	2010	2011	2012	Total
James H. Ross	2012	$10,117	$94,500	$270,000	$374,617
	2013		$79,500	$60,000	$139,500
	2014			$60,000	$60,000
	2015			$60,000	$60,000

				$450,000

Stacy M. Hodges	2012	$—	$—	$150,000	$150,000

				$150,000

Daniel R. Leland	2012	$615,833	$479,713	$602,173	$1,697,719
	2013		$464,714	$226,086	$690,800
	2014			$226,086	$226,086
	2015			$226,087	$226,087

				$1,280,432

Richard H. Litton	2012	$418,593	$488,314	$657,782	$1,564,689
	2013		$473,313	$253,891	$727,204
	2014			$253,891	$253,891
	2015			$253,891	$253,891

				$1,419,455

Allen R. Tubb	2012	$—	$—	$100,000	$100,000

				$100,000

The 2012 payout was paid in August 2012 except for $50,000 of Mr. Ross’ cash incentive award which was paid out in 24 installments in fiscal 2012. The fiscal years 2013, 2014 and 2015 payouts of the cash incentive awards for Mr. Ross, Mr. Leland and Mr. Litton do not earn interest and are payable only if the executive remains employed by the company at the one-, two- and three- year anniversaries of the Compensation Committee’s review and approval of such awards

(3)	This amount represents employer matching contributions under our 401(k) Plan. The amount of perquisites and personal benefits did not exceed $10,000 for any NEO during fiscal 2012.

Grants of Plan-Based Awards in Fiscal Year 2012

The following table summarizes all grants of plan-based awards made to our NEOs in fiscal 2012.

Fiscal Year 2012 Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(2)(3)
James H. Ross	2/2/2012	—	174,263	$1,300,000
	—	$450,000	—	—
Stacy M. Hodges	2/2/2012	—	43,566	325,000
	—	150,000	—	—
Daniel R. Leland	2/2/2012	—	6,702	50,000
	—	1,280,432	—	—
Richard H. Litton	2/2/2012	—	6,702	50,000
	—	1,419,455	—	—
Allen R. Tubb	2/2/2012	—	20,107	150,000
	—	100,000	—	—

(1)	The amounts shown represent cash incentive compensation earned in fiscal 2012. See footnote (2) to the Summary Compensation Table for information on the payout of these awards.

(2)	The amounts shown represent restricted stock granted under the 2003 Restricted Stock Plan. The shares vest on February 2, 2016.

(3)

The amounts shown do not reflect compensation actually received by the NEOs. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock awarded. These values were determined in accordance with FASB ASC Topic 718. See the discussion in Footnote 1(v) Stock-Based Compensation and Footnote 19 Employee Benefits-Restricted Stock Plan in our audited financial statements, which are included in our 2012 annual report accompanying this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes all outstanding equity awards held by our NEOs as of June 29, 2012:

Outstanding Equity Awards At June 29, 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have not Vested (#)(2)		Market Value of Shares of Stock that Have not Vested ($)(3)
James H. Ross	—		—	—	1,184	(5)	$6,311
	—		—	—	12,000	(6)	$63,960
	—		—	—	174,263	(7)	$928,822

Stacy M. Hodges	6,750	(4)	$8.95	8/22/12	—		—
	—		—	—	761	(5)	$4,056
	—		—	—	43,566	(7)	$232,207

Daniel R. Leland	—		—	—	761	(5)	$4,056
	—		—	—	6,702	(7)	$35,722

Richard H. Litton	12,000	(4)	$8.95	8/22/12	—		—
	—		—	—	761	(5)	$4,056
	—		—	—	6,702	(7)	$35,722

Allen R. Tubb	3,000	(4)	$8.95	8/22/12	—		—
	—		—	—	361	(5)	$1,924
	—		—	—	20,107	(7)	$107,170

(1)	All amounts are 100% vested at June 29, 2012.

(2)	Issued pursuant to the 2003 Restricted Stock Plan.

(3)	Amount is based on the closing market price of our common stock on the NYSE on June 29, 2012, which was $5.33.

(4)	Issued pursuant to the 1996 Stock Option Plan.

(5)	Shares vested on August 24, 2012.

(6)	One-third of the shares vested or vest on each of August 24, 2012, 2013, and 2014, as applicable.

(7)	All shares vest on February 2, 2016.

Option Exercises and Stock Vested

The following table summarizes all options exercised by, and shares vested for, our NEOs for the fiscal year ended June 29, 2012.

Option Exercises and Stock Vested in Fiscal Year 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(1)
James H. Ross	6,506	$27,858
Stacy M. Hodges	1,611	$6,890
Daniel R. Leland	1,611	$6,890
Richard H. Litton	1,611	$6,890
Allen R. Tubb	738	$3,157

(1)	The amount shown is based on the average of the high and low market price of the company’s common stock on the NYSE on the vesting dates.

Change of Control, Severance Agreements

We do not currently have separate change of control or severance agreements with any NEO. However, certain of our compensation plans have provisions that are triggered by a change of control or termination of a NEO.

Under the Deferred Compensation Plan, upon termination of a NEO’s employment, the vested account balance of the deferred compensation will be paid as a termination benefit. Upon a defined change of control, the NEO may receive a change of control benefit equal to the NEO’s vested account balance or have the account balance remain subject to the terms and conditions of the plan, depending on the election of the NEO at the time the NEO began participating in the plan. The payment of this benefit will not result in additional compensation expense to the company.

Under the Deferred Compensation Plan, a change of control is generally defined as: (1) any consolidation, merger or share exchange of the company in which the company is not the continuing or surviving corporation; (2) any sale, lease, exchange or other transfer of all or substantially all of the assets of the company; (3) the stockholders of the company approve any plan or proposal for the liquidation or dissolution of the company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (A) at the date of the plan were directors or (B) become directors after the date of the plan and whose election or nomination for election by the company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of the plan or whose election or nomination for election was previously so approved; or (5) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 20% of the voting power of the company’s outstanding voting securities.

Under the 2003 Restricted Stock Plan, termination of an employee’s service under the plan (including, but not limited to, voluntary resignation or termination with or without cause) before the restricted shares become vested will result in non-vested shares being forfeited. However, in the event of a change of control, as defined by the plan, or the death of an NEO (if set forth in the applicable award agreement), all outstanding awards will automatically vest.

Under the 2003 Restricted Stock Plan, a change of control is generally defined as: (1) any consolidation, merger or share exchange of the company in which the company is not the continuing or surviving corporation; (2) any sale, lease, exchange or other transfer of all or substantially all of the assets of the company; (3) the stockholders of the company approve any plan or proposal for the liquidation or dissolution of the company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (A) were directors on November 12, 2003 or (B) become directors after such date and whose election or nomination for election by the company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at such date or whose election or nomination for election was previously so approved; (5) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 20% of the voting power of the company’s outstanding voting securities; or (6) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the company to a case under Chapter 7.

The table below represents the number of shares and the market value of those shares that would have vested had a change in control occurred as of June 29, 2012 using the closing market price of our common stock on the NYSE on June 29, 2012, or $5.33 per share:

Name	Number of Shares of Stock that Vest upon Change in Control (#)	Market Value of Shares of Stock that Vest upon Change in Control ($)
James R. Ross	187,447	$999,093
Stacy M. Hodges	44,327	$236,263
Daniel R. Leland	7,463	$39,778
Richard H. Litton	7,463	$39,778
Allen R. Tubb	20,468	$109,094

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Members of the Board who are non-employee directors receive an annual retainer of $35,000 paid on a quarterly basis and, $1,000 for attendance at each committee meeting. The committee chairmen receive $2,000 per committee meeting. The non-employee directors are also eligible to participate in the 2003 Restricted Stock Plan. On November 17, 2011, each non-employee director received a grant of 6,731 shares of common stock with a value of $5.20 per share.

Director Compensation Table

The following table shows the overall compensation earned for fiscal 2012 with respect to each of our non-employee directors.

Director Compensation in Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total Compensation ($)
Don Buchholz–Former Chairman of the Board(*)	$58,750	$—	$—		$58,750
Robert A. Buchholz	35,000	35,000	—		70,000
Brodie L. Cobb	53,000	35,000	—		88,000
J. Taylor Crandall	41,000	35,000	—		76,000
Christie S. Flanagan	30,250	35,000	—		65,250
Gerald J. Ford	42,000	35,000	—		77,000
Larry A. Jobe	59,000	35,000	—		94,000
Frederick R. Meyer	57,000	35,000	—		92,000
Tyree B. Miller	30,250	35,000	—		65,250
Dr. Mike Moses	35,000	35,000	169,397	(2)	239,397
Joel T. Williams III	51,000	35,000	—		86,000

(*)

Mr. Buchholz chose not to seek re-election to the Board at the annual stockholders’ meeting on November 17, 2011 and was named Chairman Emeritus at the meeting. Mr. Buchholz received an annual salary of $141,000 paid on a bi-monthly basis for his service as Chairman. The $58,750 represents the salary he received through November 2011.

(1)

Amounts shown do not reflect compensation actually received by the director. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock awarded. These values were determined in accordance with FASB ASC Topic 718. See the discussion in Footnote 1(v) Stock-Based Compensation and Footnote 19 Employee Benefits-Restricted Stock Plan in our audited financial statements, which are included in our 2012 annual report accompanying this proxy statement.

(2)

This amount represents $96,070 for finder’s fees and related expenses pursuant to the company’s referral fee program and $73,327 for office space and administrative services provided to Dr. Moses within the company’s home office location. Dr. Moses is paid a finder’s fee of 15% of the income the company earns for initiating contact between municipal officials and municipal securities representatives of Southwest Securities which result in municipal securities engagements. He does not communicate, directly or indirectly, with public investors, structure offerings or negotiate terms.

Outstanding Equity Awards at Fiscal Year-End

As of June 29, 2012, the directors have the following unvested restricted shares outstanding:

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)
Robert A. Buchholz	6,731	$35,876
Brodie L. Cobb	6,731	35,876
J. Taylor Crandall	6,731	35,876
Christie S. Flanagan	6,731	35,876
Gerald J. Ford	6,731	35,876
Larry A. Jobe	6,731	35,876
Frederick R. Meyer	6,731	35,876
Tyree B. Miller	6,731	35,876
Dr. Mike Moses	6,731	35,876
Joel T. Williams III	6,731	35,876

(1)	The shares vest on November 17, 2012.

(2)	Amount is based on the closing price of our common stock on the NYSE on June 29, 2012, or $5.33 per share.

AUDIT COMMITTEE REPORT

Audit Committee Report

Our Audit Committee is responsible for providing independent, objective oversight of the company’s accounting functions and internal controls.

Management is responsible for the company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and issuing a report thereon.

Review of 2012 Financial Statements

The Audit Committee met with management and the independent accountants to review and discuss the June 29, 2012 consolidated financial statements.

The Audit Committee reviewed and discussed with management, the internal auditors and the independent accountants, Grant Thornton LLP, the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely management’s annual report on the company’s internal control over financial reporting and the independent accountants’ attestation report. Management concluded, and the independent accountants agreed, that no material weakness existed in the company’s internal control over financial reporting at June 29, 2012.

The Audit Committee also discussed with the independent accountants the matters required by the PCAOB’s Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement of Auditing Standards No. 89, “Audit Adjustments,” and No. 90, “Audit Committee Communications.” The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and discussed with the independent accountants their firm’s independence.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 29, 2012, filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD

Larry A. Jobe, Chairman

Christie S. Flanagan

Tyree B. Miller

Joel T. Williams III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Grant Thornton LLP, our independent registered public accounting firm, are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services performed by Grant Thornton LLP for the audit of our annual consolidated financial statements for the fiscal years ended June 29, 2012 and June 24, 2011 and fees billed for other services rendered by Grant Thornton LLP during those periods.

	Fiscal Year Ended
	June 29, 2012	June 24, 2011
Audit Fees(1)	$1,076,558	$1,042,198
Audit-Related Fees(2)	283,994	265,362
Tax Fees(3)	77,267	59,883
All Other Fees(4)	104,603	90,679

(1)

Includes annual audit of consolidated financial statements, review of consolidated financial statements included in our quarterly reports on Form 10-Q, annual regulatory audits for our broker/dealer and banking subsidiaries, and Sarbanes-Oxley Section 404 internal control testing.

(2)	Includes fees for the audit of our 401(k) Plan and Statement on Standards for Attestation Engagements (“SSAE”) No. 16, Reporting on Controls at a Service Organization procedures.

(3)	Includes fees for tax compliance, tax planning and tax advice.

(4)	Includes fees for computational expertise for the refunding transactions originated by our Public Finance department in fiscal years 2012 and 2011.

Pre-Approval of Independent Accountants Services

Pursuant to the Audit Committee’s charter, the Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the company by its independent accountants, subject to a de minimis exception for non-audit services, which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee may delegate authority to grant pre-approvals of audit and permitted non-audit services to a subcommittee, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

All services provided by and all fees paid to Grant Thornton LLP in fiscal 2012 and 2011 were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy. None of the services provided in fiscal 2012 or 2011 were approved pursuant to the de minimis exception.

Consideration of Non-Audit Services Provided by the Independent Accountants

The Audit Committee has considered whether the non-audit services provided by Grant Thornton LLP are compatible with maintaining the accountants’ independence.

STOCKHOLDER PROPOSALS

If you would like to submit a proposal for inclusion in the proxy materials to be distributed in connection with our 2013 annual meeting, such proposal must be received by the company no later than June 6, 2013. To be eligible for inclusion in our 2013 proxy materials, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act. If you intend to submit a proposal from the floor during the 2013 annual meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, you must provide us with written notice no earlier than July 18, 2013 and no later than August 17, 2013. If you fail to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2013 annual meeting.

OTHER MATTERS

At the date of this proxy statement, we know of no other matters, other than those described above, that will be presented for consideration at the annual meeting. If any other business should come before the meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of SWS Group, Inc. and our stockholders.

You may obtain a copy of our 2012 annual report on Form 10-K, including financial statements and schedules required to be filed with the SEC, without charge, by submitting a written request to:

Ben Brooks, Corporate Communications

SWS Group, Inc.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

214-859-1800

If you would like to receive a copy of the Form 10-K prior to the annual meeting, we should receive your request no later than five business days prior to the annual meeting. Our annual report on Form 10-K is also available, free of charge, on the SEC’s website at www.sec.gov.

You are urged to promptly vote your proxy by Internet or by telephone or mail if you receive a paper copy of the proxy materials to make certain your shares will be represented at the annual meeting.

By Order of the Board of Directors,

/s/ Allen R. Tubb

Allen R. Tubb

Executive Vice President, General Counsel and Secretary

October 4, 2012

Appendix A

SWS GROUP, INC.

2012 RESTRICTED STOCK PLAN

The SWS Group, Inc. 2012 Restricted Stock Plan (the “Plan”) was adopted by the Board of Directors of SWS Group, Inc., a Delaware corporation (the “Company”), effective as of August 29, 2012, subject to approval by the Company’s stockholders.

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Restricted Stock, that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, and any other applicable law, rule or restriction.

2.2 “Award” means the grant of any Restricted Stock or Performance Award.

2.3 “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.4 “Board” means the board of directors of the Company.

2.5 “Change of Control” means any of the following: (i) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (A) at the date of this Plan were directors or (B) become directors after the date of this Plan and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved; (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 20% of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 15% of the voting power of the Company’s outstanding voting securities on the date of this Plan, or the acquisition of beneficial ownership of an additional 5% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Company’s outstanding voting securities on the date of this Plan, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquiror is (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (B) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (C) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Notwithstanding the foregoing provisions of this Section 2.5, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change of Control” for purposes of such Award shall be the definition provided for under Section 409A of the Code and the treasury regulations or other guidance issued thereunder.

2.6 “Code” means the United States Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.8 “Common Stock” means the common stock of the Company, par value $0.10 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.9 “Company” means SWS Group, Inc., a Delaware corporation, and any successor entity.

2.10 “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person (or any entity employing such person) and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.11 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.12 “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.13 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.14 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the mean of the highest and lowest prices per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the mean of the highest and lowest prices per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board, OTC Markets Group, Inc. or any successor thereof; or (d) if none of the above is applicable, such amount as may be determined by the Board (acting on the advice of an Independent Third Party, should the Board elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.15 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Board may utilize one or more Independent Third Parties.

2.16 “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.17 “Participant” means an Employee, Contractor or Outside Director of the Company or a Subsidiary to whom an Award is granted under this Plan.

2.18 “Performance Award” means an Award hereunder of cash or shares of Common Stock pursuant to Section 6.3 hereof.

2.19 “Performance Goal” means any of the goals set forth in Section 6.4 hereof.

2.20 “Plan” means this SWS Group, Inc. 2012 Restricted Stock Plan, as amended from time to time.

2.21 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.22 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.2 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.23 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.24 “Termination of Service” occurs when a Participant who is (i) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (ii) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (iii) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. Notwithstanding the foregoing provisions of this Section 2.24, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.25 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee. Notwithstanding the foregoing provisions of this Section 2.25, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

ARTICLE 3

ADMINISTRATION

Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

If necessary to satisfy the requirements of Section 162(m) of the Code and/or Rule 16b-3 promulgated under the Exchange Act, membership on the Committee shall be limited to those members of the Board who are “outside directors” under Section 162(m) of the Code and/or “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Committee shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

The Committee, in its discretion, shall (i) interpret the Plan and Award Agreements, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, (iii) establish performance goals for an Award and certify the extent of their achievement, and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee. Notwithstanding the foregoing, to the extent necessary to satisfy the requirements of Section 162(m) of the Code and/or Rule 16b-3 promulgated under the Exchange Act, any function relating to a Reporting Participant or a covered employee (as defined in Section 162(m) of the Code) shall be performed solely by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 162(m) of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

Notwithstanding the foregoing, all rights and powers reserved to the Committee under this Article 3 may also be exercised by the Board.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director of the Company or any Subsidiary. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards granted at different times need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5

SHARES SUBJECT TO PLAN

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 10 and 11, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is two million six hundred thirty thousand (2,630,000) shares. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2 Reuse of Shares. To the extent that any Award under this Plan shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan.

ARTICLE 6

GRANT OF AWARDS

6.1 In General.

(a) The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Award being granted, the total number of shares of Common Stock subject to the Award, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder, and (iii) to the extent the Committee determines that an Award shall comply with the requirements of Section 162(m) of the Code, in compliance with the applicable requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Each Award Agreement shall be in such form and shall contain such terms and conditions, as the Committee shall deem appropriate. The terms and conditions of such Award Agreements may change from time to time, and the terms and conditions of separate Award Agreements need not be identical, but each such Award Agreement shall be subject to the terms and conditions of this Article 6.

(b) Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan. The Plan shall be submitted to the Company’s stockholders for approval; however, the Committee may grant Awards under the Plan prior to the time of stockholder approval. Any such Award granted prior to such stockholder approval shall be made subject to such stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(c) If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

6.2 Restricted Stock. If Restricted Stock is granted to or received by a Participant, the Committee shall set forth in the related Award Agreement: (i) the number of shares of Common Stock awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (iii) the time or times within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (v) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and in the event the Committee determines that an Award shall comply with the requirements of Section 162(m) of the Code, in compliance with the requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of each Award need not be the same with respect to each Participant.

(a) Legend on Shares. Each Participant who is awarded or receives Restricted Stock shall be issued a stock certificate or certificates in respect of such shares of Common Stock or registered in the name of the Participant by a book entry account with the Company’s transfer agent. Such certificate(s) shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 14.9 of the Plan.

(b) Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in sub-paragraph (i) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that (x) each Participant, by his or her acceptance of Restricted Stock, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (y) such provisions regarding returns and transfers of stock certificates with respect to forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

(iii) The Restriction Period of an Award of Restricted Stock shall commence on the Date of Grant of the Award, as specified in the Award Agreement, and, subject to Article 11 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv) Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (i) the Company shall be obligated to, or (ii) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.3 Performance Awards.

(a) The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance

Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

To the extent the Committee determines that a Performance Award shall comply with the requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder, and if it is determined to be necessary in order to satisfy Section 162(m) of the Code, at the time of the grant of a Performance Award and to the extent permitted under Section 162(m) of the Code and the regulations issued thereunder, the Committee shall provide for the manner in which the Performance Goals shall be reduced to take into account the negative effect on the achievement of specified levels of the Performance Goals which may result from enumerated corporate transactions, extraordinary events, accounting changes and other similar occurrences which were unanticipated at the time the Performance Goal was initially established. In no event, however, may the Committee increase the amount earned under such a Performance Award, unless the reduction in the Performance Goals would reduce or eliminate the amount to be earned under the Performance Award and the Committee determines not to make such reduction or elimination.

With respect to a Performance Award that is not intended to satisfy the requirements of Code Section 162(m), if the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

(c) Notwithstanding the foregoing, in order to comply with the requirements of Section 162(m) of the Code, if applicable, no Participant may receive in any calendar year Performance Awards intended to comply with the requirements of Section 162(m) of the Code which have an aggregate value of more than $1,000,000, and if such Performance Awards involve the issuance of shares of Common Stock, said aggregate value shall be based on the Fair Market Value of such shares on the time of the grant of the Performance Award. In no event, however, shall any Performance Awards not intended to comply with the requirements of Section 162(m) of the Code be issued contingent upon the failure to attain the Performance Goals applicable to any Performance Awards granted hereunder that the Committee intends to comply with the requirements of Section 162(m) of the Code.

6.4 Performance Goals. Awards under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which, where applicable, shall be within the meaning of Section 162(m)

of the Code and consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report. However, to the extent Section 162(m) of the Code is applicable, the Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

ARTICLE 7

VESTING

Subject to Article 14, the Committee, in its sole discretion, may determine that an Award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Award may be vested. In the event of a Change of Control, then, notwithstanding any other provision in this Plan to the contrary, all Awards outstanding shall thereupon automatically be vested. The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.

ARTICLE 8

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 8, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (i) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (ii) in order for the Plan and Awards under the Plan to continue to comply with Section 162(m) of the Code, including any successor to such Section, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Awards theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 8 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 9

TERM

The Plan shall be effective from the date that this Plan is approved by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on November 15, 2022, but Awards granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 10

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, and (iii) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.2; provided however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan to violate Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 11

RECAPITALIZATION, MERGER AND CONSOLIDATION

11.1 No Effect on Company’s Authority. The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change of Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.2 Conversion of Awards Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 11.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Award granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Award would have been entitled.

11.3 Exchange or Cancellation of Awards Where Company Does Not Survive. Except as otherwise provided by Section 11.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the outstanding Awards, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them.

11.4 Cancellation of Awards. Notwithstanding the provisions of Sections 11.2 and 11.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Awards granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change of Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by giving notice to each holder thereof or his personal representative of its intention to cancel those Awards, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Awards, including in the Board’s discretion some or all of the shares as to which such Awards would not otherwise be vested. An Award that by its terms would be fully vested upon a Change of Control will be considered vested for purposes of Section 11.4 hereof.

ARTICLE 12

LIQUIDATION OR DISSOLUTION

In case the Company shall, at any time while any Award under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Award, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Award, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 10 hereof.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 Securities Law and Exchange Restrictions. In no event may shares of Common Stock be issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

13.2 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Awards granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

13.3 No Right to Continued Employment. Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

13.4 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

13.5 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

13.6 Severability And Reformation. The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

13.7 Governing Law. The Plan shall be construed and interpreted in accordance with the laws of the State of Texas.

13.8 Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Award if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act and Section 162(m) of the Code); and, as a condition of any sale or issuance of shares of Common Stock under an Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant of Awards hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

13.9 Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

13.10 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 13.10, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by Company and may be required to be made prior to the delivery of any certificate representing shares of Common

Stock. Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock owned by the Participant, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; or (iii) any combination of (i) or (ii). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

13.11 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Awards granted under this Plan shall constitute general funds of the Company.

13.12 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain SWS Group, Inc. 2012 Restricted Stock Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas, and that certain Restricted Stock Award Agreement dated as of                     , 20    , by and between the Company and             . No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan and Award Agreement. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan and Award Agreement.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

13.13 Clawback. All Awards under the Plan shall be subject to any clawback, recoupment or forfeiture provisions required by law and applicable to the Company or its Subsidiaries or Affiliates as in effect from time to time.

ARTICLE 14

ACCELERATION OF AWARD VESTING

14.1 Application. The provisions of this Article 14 shall apply notwithstanding any provisions of this Plan to the contrary.

14.2 Definitions.

(a) “Exempt Shares” means shares of Common Stock designated as “Exempt Shares” pursuant to Section 14.3.

(b) “Full Value Award” means any Award with a net benefit to the Participant, without regard to any restrictions such as those described in Section 6.2(b), equal to the aggregate Fair Market Value of the total shares of Common Stock subject to the Award. Full Value Awards include Restricted Stock.

(c) “Tenure Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock that vests over time based upon the Participant’s continued employment with or service to the Company or its Subsidiaries.

14.3 Number of Shares Available for Awards. No more than ten percent (10%) of the shares of Common Stock that may be delivered pursuant to Awards under Section 5.1 may be shares designated as “Exempt Shares.”

14.4 Full Value Award Vesting. Except as otherwise provided herein, the Committee must grant all Full Value Awards in accordance with the following provisions:

(a) All Full Value Awards granted by the Committee that constitute Performance Awards must vest no earlier than one (1) year after the Date of Grant.

(b) All Full Value Awards granted by the Committee that constitute Tenure Awards must vest no earlier than over the three (3) year period commencing on the Date of Grant on a pro rata basis.

(c) The Committee may not accelerate the date on which all or any portion of a Full Value Award may be vested or waive the Restriction Period on a Full Value Award except upon the Participant’s death, Total and Permanent Disability or the occurrence of a Change in Control.

Notwithstanding the foregoing, the Committee may, in its sole discretion, grant Full Value Awards with more favorable vesting provisions than set forth in this Section 14.4 or accelerate the vesting or waive the Restriction Period for Full Value Awards at any time, provided that the shares of Common Stock subject to such Awards shall be Exempt Shares.

A copy of this Plan shall be kept on file in the principal office of the Company in Dallas, Texas.

***************

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of August 29, 2012, by its Chief Executive Officer and Secretary pursuant to prior action taken by the Board.

SWS GROUP, INC.

By:
Name:	James H. Ross
Title:	Chief Executive Officer

Attest:

By:
Name:	Allen R. Tubb
Title:	Secretary

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees		☐	☐	☐
01	Robert A. Buchholz 02 Brodie L. Cobb 03 J. Taylor Crandall 04 Christie S. Flanagan 05 Gerald J. Ford
06	Larry A. Jobe 07 Tyree B. Miller 08 Dr. Mike Moses 09 James H. Ross 10 Joel T. Williams III
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For Against Abstain
2	Approve the SWS Group, Inc. 2012 Restricted Stock Plan.						☐ ☐ ☐
3	Advisory approval of the company’s executive compensation.						☐ ☐ ☐
4	The ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 28, 2013.						☐ ☐ ☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No		Investor Address Line 1 Investor Address Line 2
Please indicate if you plan to attend this meeting			☐	☐		Investor Address Line 3

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

				JOB #			SHARES CUSIP #
SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SWS GROUP, INC. Annual Meeting of Stockholders November 15, 2012 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James H. Ross as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SWS GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CST on November 15, 2012, at the Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, TX 75270, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side